___________________________________________
AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

OF

THE SAINT MARY, L.P.,
a Texas limited partnership

___________________________________________

THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE TEXAS SECURITIES ACT OR OTHER APPLICABLE STATE STATUTES AND RELATED RULES AND REGULATIONS (COLLECTIVELY, THE “SECURITIES LAWS”) IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THE SECURITIES LAWS. THE SALE OR OTHER DISPOSITION OF THE LIMITED PARTNERSHIP INTERESTS IS RESTRICTED, AS SET FORTH IN THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE GENERAL PARTNER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES LAWS. BY ACQUIRING THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT, EACH LIMITED PARTNER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS LIMITED PARTNERSHIP INTEREST WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE SECURITIES LAWS AND THE TERMS AND PROVISIONS OF THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT.

SEE ARTICLE TWELVE FOR REPRESENTATIONS AND WARRANTIES REQUIRED WITH RESPECT TO AN INVESTMENT IN THIS LIMITED PARTNERSHIP.

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
THE SAINT MARY, L.P.

i

6.7	Distributions - Sale Proceeds/Liquidation	12
6.8	Distributions in Kind	13
6.9	No Demand	13
ARTICLE 7 CONTROL AND MANAGEMENT		13
7.1	General Partner's Responsibilities	13
7.2	Powers	13
7.3	Duties of the General Partner	15
7.4	Prohibited Acts	15
7.5	Approval of the Partners	15
7.6	Approval of the Limited Partners	16
7.7	No Limited Partner Control	16
7.8	Limited Partner Liability	16
7.9	Return of Capital Contributions	16
7.10	Contracts with Affiliates	16
7.11	Indemnification	17
7.12	Removal of General Partner	18
7.13	Guarantor Releases and Conversion	18
7.14	Election of Substitute General Partner	19
7.15	Confidentiality	19
ARTICLE 8 TRANSFER OF THE INTERESTS OF THE PARTNERS		20
8.1	Prohibition Against Unauthorized Transfers	20
8.2	Permitted Assignments	20
8.3	Deemed Offer and Notice Requirement	21
8.4	Option Period	21
8.5	Class A Limited Partner and Partnership's Option to Purchase	21
8.6	Partners' Option to Purchase	22
8.7	Allocation Notices	22
8.8	Lapse	23
8.9	Right of First Refusal for Transfers	23
8.10	Involuntary Transfers	24
8.11	Transfers in Bankruptcy	24
8.12	Death, Permanent Disability, or Loss of Control of Partner	24
8.13	Death of Spouse	25
8.14	Divorce from Partner or Spouse	25
8.15	Estate, Assigns, and Beneficiaries Bound	26
8.16	Determination of Purchase Price	26
8.17	Payment of Purchase Price and Closing	28
8.18	Rights and Restrictions Between Valuation Date and Closing	29
ARTICLE 9 COSTS, OBLIGATIONS AND RESERVES		30
9.1	Costs	30
9.2	Reserves	30
ARTICLE 10 ACCOUNTING		30
10.1	Books of Account	30
10.2	Fiscal Year	31
10.3	Tax Returns	31
10.4	Tax Matters Representative	31
10.5	Reports and Statements	33
10.6	Tax Elections	33
10.7	General Partner's Authority to File Combined Report	33
10.8	Liability to Other Combined Group Partners for Partnership Combined Report Years	33

10.9	Interim Estimated Payments	34
10.10	Tax Adjustments	34
10.11	Partnership Subsidiaries	34
10.12	Intent and Interpretation	34
10.13	Combined Group Reporting Agreement	34
ARTICLE 11 POWERS OF ATTORNEY		35
11.1	Power of Attorney	35
11.2	Duration of Power	35
ARTICLE 12 PARTNER REPRESENTATIONS AND WARRANTIES		36
12.1	Representations and Warranties	36
12.2	Reimbursement Obligation	36
12.3	Indemnification of Partnership, General Partner and Others	39
12.4	Represented Parties	39
ARTICLE 13 DEFAULT BY A PARTNER		40
13.1	Events of Default	40
13.2	Effect of Default	40
ARTICLE 14 WINDING-UP AND TERMINATION		41
14.1	Winding Up and Termination	41
14.2	Restoration of Deficit Capital Account	41
14.3	Winding Up and Liquidation	41
14.4	Effect of Termination	42
14.5	Right of Partition Waived	42
ARTICLE 15 MISCELLANEOUS		42
15.1	Notices	42
15.2	Binding Effect	42
15.3	No Oral Modification	42
15.4	Applicable Laws and Venue	43
15.5	Gender	43
15.6	No Implied Waiver	43
15.7	Legal Construction	43
15.8	Headings	43
15.9	Multiple Counterparts	43
15.10	Execution of Documents	43
15.11	Reliance on Authority of General Partner	43
15.12	No Third-Party Beneficiary	44
15.13	Amendments	44
15.14	Reliance on Authority of Person Signing Agreement	44
15.15	Attorney's Fees	44
15.16	Usurious Interest	44
15.17	Time is of Essence	44
15.18	Entire Agreement	44
15.19	Dispute Resolution	44

List of Exhibits and Appendices:

EXHIBIT “A” – Partners’ Capital Interests, Voting Interests, and Initial Capital Contributions
EXHIBIT “B” – Property Description
APPENDIX “A” – Allocation Provisions
APPENDIX “B” – Definitions

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

OF

THE SAINT MARY, L.P.
Dated Effective as of June 18, 2018 (the “Effective Date”)

This Amended and Restated Limited Partnership Agreement (this “Agreement”), is made and entered into by and among THE SAINT MARY GP, L.L.C., a Texas limited liability company, as the general partner (the “General Partner”), CIRCLE C LAND, L.P., a Texas limited partnership (the “Class A Limited Partner”), and each of the persons listed on Exhibit “A” to this Agreement and signing this Agreement as a Class B limited partner (referred to collectively as the “Class B Limited Partners” and individually as a “Class B Limited Partner”). The Class A Limited Partner and the Class B Limited Partners are referred to collectively as the “Limited Partners” and individually as a “Limited Partner.” The General Partner and the Limited Partners are referred to collectively as the “Partners” and individually as a “Partner.”
RECITALS:
A.    The General Partner and the Class A Limited Partner formed THE SAINT MARY, L.P. (the “Partnership”) as a Texas limited partnership on November 28, 2017 (the “Organization Date”) pursuant to that certain Certificate of Formation filed with the Secretary of State of the State of Texas on November 28, 2017 (the “Certificate”).
B.    The General Partner and the Class A Limited Partner executed that certain Limited Partnership Agreement dated as of the Organization Date (the “Partnership Agreement”).
C.    The Partners desire to amend and restate the Partnership Agreement to reflect (i) the admission of the Class B Limited Partners as Limited Partners of the Partnership on the terms and conditions set forth in this Agreement and (ii) the agreements among the Partners as forth in this Agreement.
For and in consideration of the mutual covenants, rights, and obligations set forth in this Agreement, the benefits to be derived from this Agreement, and other good and valuable consideration, the receipt and sufficiency of which each Partner acknowledges, the Partners hereby agree as follows:
ARTICLE 1
FORMATION OF PARTNERSHIP
AND AMENDMENT AND RESTATEMENT
1.1    Formation. The Partners ratify and confirm the formation of the Partnership as a limited partnership under the provisions of the Texas Business Organizations Code (the “TBOC”).
1.2    Amended and Restated Partnership Agreement. The Partnership Agreement is hereby amended and restated in its entirety as set forth in this Agreement.
1.3    Name. The name of the Partnership is THE SAINT MARY, L.P.
1.4    Term. The term of the Partnership commenced on the Organization Date and will exist until terminated as provided in Article Fourteen.

1.5    Organizational Certificates. The Partners ratify and confirm the Certificate filed on the Organization Date. The Partners will execute amendments to the Certificate and other certificates and instruments as required by this Agreement, or the TBOC, and will file, record, and publish those certificates and instruments and do such other acts in connection therewith, as required by this Agreement, the TBOC, or other applicable laws for the formation, continuation, preservation, and/or operation of the Partnership as a limited partnership.
1.6    Assumed Names. The General Partner may execute and file in the appropriate place or places an assumed or fictitious name certificate or such other certificate or instrument required by applicable laws of the State of Texas with respect to the use of an assumed or fictitious name by the Partnership.
1.7    Ownership. All property and interests in property, real or personal, tangible or intangible, owned by the Partnership will be deemed owned by the Partnership as an entity, and no Partner, individually, will own such property or interests. A Partner’s interest in the Partnership will be personal property for all purposes.
1.8    Limits of Partnership. The relationship between and among the Partners will be limited to carrying on the business of the Partnership in accordance with the terms of this Agreement. Such relationship will be construed and deemed to be a partnership for the sole and limited purpose of carrying on such business. Nothing contained in this Agreement will be construed to create a general partnership between the parties or to authorize any party to act as general agent for any other party.
1.9    No Individual Authority. No Partner, acting alone, will have any authority to act for, or to undertake or assume any obligation, debt, duty, or responsibility on behalf of, the other Partner(s) or the Partnership, except as otherwise expressly provided for in this Agreement.
1.10    Partner’s Commitments Outside the Partnership. The Partnership will not be responsible or liable for any indebtedness or obligation of any Partner(s) incurred either before or after the Effective Date, except for those responsibilities, liabilities, debts, and obligations undertaken or incurred before the Effective Date by the General Partner or the Class A Limited Partner in good faith in carrying out the purpose of the Partnership, or undertaken or incurred on or after the Effective Date on behalf of the Partnership under the terms of this Agreement, or assumed in writing by the Partnership. Each Partner agrees to indemnify, hold harmless, and defend the Partnership and the other Partner(s) from the obligations and indebtedness described above that the Partnership will not be responsible or liable for.
1.11    Outside Activities of Partners. Except as otherwise expressly set forth in this Agreement or otherwise agreed in writing, each Partner and each Partner’s Affiliates: (i) may carry on and conduct in any way or in any capacity, including, but not limited to, for such Partner’s (or Affiliate’s) own right and for such Partner’s (or Affiliate’s) own personal account, as a partner in any other partnership, as a venturer in any joint venture, as a member or manager in any limited liability company, as an employee, officer, director, or stockholder of any corporation, or as a participant in any syndicate, pool, trust, association, or other business organization, a business that competes, directly or indirectly, with the business of the Partnership; (ii) will be free in any capacity to conduct business activities the same or similar as conducted by the Partnership; (iii) may make investments in any kind of property; and (iv) will have no obligation to disclose, to give notice of, offer a participation in, or to account to the Partnership or any other Partner for any such business, activity, or investment. The Partnership will have no claim or right to any such business, activity, or investment.
1.12    No Distribution Intent. The Partners hereby represent and warrant to the Partnership and to each other that they are acquiring their respective interests in the Partnership for their respective individual purposes only and without a view to the distribution (as such term is used in the Securities Laws) thereof.

ARTICLE 2

PURPOSE
2.1    General. The principal purposes of the Partnership will be to own, hold for investment, finance, lease, improve, manage, maintain, and sell all or part of that certain real property located in Travis County, Texas, together with all improvements thereon and appurtenances thereto, as more fully described on Exhibit “B”, attached hereto and incorporated herein (the “Real Property”), as well as any other property and contract rights necessary or desirable for the ownership, investment, financing, leasing, improvement, management, maintenance, and sale of the Real Property (the Real Property and other such property and rights are collectively referred to as the “Property”), together with such other activities related to the Property that the General Partner determines to be in the best interests of the Partnership or deems to be necessary, advisable, or convenient to the promotion or conduct of the business of the Partnership, including, without limitation, incurring indebtedness and granting liens and security interests in real and personal property of the Partnership to secure such indebtedness (collectively, the “Business”).
2.2    Specific Purposes. Without limiting the generality of Section 2.1, but subject to the express restrictions contained in Section 7.4, the Partnership may, as determined by the General Partner: (i) enter into, approve, consent to, perform, enforce, and carry out contracts of any kind necessary or desirable to, or in connection with, or incidental to, accomplishing the general purposes of the Partnership, including any contract or action required or desirable under any mortgage, pledge, or security document encumbering the Property and including any note, deed of trust, or loan agreement in connection therewith; (ii) acquire any property, real or personal, in fee or under lease appurtenant to the Property (which shall be deemed to be a part of the Property); (iii) own, operate, manage, develop, lease, and/or sell any such Property, including the Real Property; and (iv) borrow money and issue evidence of indebtedness, and secure the same by mortgage, deed of trust, pledge, security agreement, other lien, or security interest, in furtherance of all of the permitted purposes of the Partnership.
2.3    Acceptance of Property and Loan Authorization. Without limiting the generality of Sections 2.1 and 2.2 above, the General Partner is hereby authorized and empowered, for and on behalf of the Partnership, without the consent, approval, or joinder of any other Partner, to: (i) accept the contribution of property and funds described as capital contributions on Exhibit “A” (and as otherwise provided by this Agreement), make all reimbursements of costs and expenses required or permitted under this Agreement to the General Partner and its Affiliates pursuant to Section 7.10; (ii) enter into, amend, and perform under any development, construction, and/or permanent financing, as evidenced by written instruments, agreements and documents required by lenders selected by the General Partner (“Lender”) to finance the purchase, improvement, or construction of or upon the Property and with any such financing terms and conditions and with such collateral as required by the Lender and deemed necessary or desirable by the General Partner in connection with any such loan, including, without limitation, promissory notes, mortgages, deeds of trust, security agreements, loan agreements, assignments, financing statements, bills of sale, and such other documents to contain such terms and provisions as the General Partner may deem necessary, proper or advisable; and (iii) enter into, amend, and perform under any management, development, consulting, marketing and sales agreements, relating to the Property or the Partnership, including such agreements with Affiliates of the General Partner or the Limited Partners, but subject to any express limitations contained in this Agreement. Any such action, execution, acknowledgment, and/or delivery by the General Partner, for and on behalf of the Partnership, shall be conclusive evidence that the General Partner deems such actions and deliveries reasonable and necessary for the benefit of the Partnership.

ARTICLE 3

PRINCIPAL PLACE OF BUSINESS
3.1    Place of Business. The principal place of business of the Partnership shall be as set forth in the Certificate. The General Partner may change the principal place of business at any time and from time to time. The General Partner will deliver written notice to the Limited Partners promptly after any change of the principal place of business of the Partnership. The Partnership may also have such other places of business as the General Partner determines to be appropriate.
3.2    Registered Office; Registered Agent. The address of the registered office of the Partnership in the State of Texas is as set forth in the Certificate, and the name and address of the registered agent for service of process on the Partnership in the State of Texas is as set forth in the Certificate. The General Partner may, from time to time, change the registered office and the registered agent. If the General Partner changes the Partnership’s registered agent (or if the General Partner is notified of a change in the registered agent’s office address), the General Partner will notify the Limited Partners in writing of any such change.
ARTICLE 4

PARTNERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS
4.1    Capital Interests; Distribution Interests; and Voting Interests.
(a)    Subject to the terms and provisions of this Agreement, each Partner shall have the following: (i) a capital interest in the Partnership based on the relative Initial Capital Contributions of the Partners, which will be reflected opposite each of such Partner’s name on Exhibit “A” upon execution of this Agreement by all of the Partners (referred to collectively as “Capital Interests” and individually as a “Capital Interest”); (ii) an interest in distributions of the Partnership as set forth in Article Six (referred to collectively as “Distribution Interests” and individually as a “Distribution Interest”); and (iii) a voting interest in the Partnership (referred to collectively as “Voting Interests” and individually as a “Voting Interest”), which will be reflected opposite each of such Partner’s name on Exhibit “A” upon execution of this Agreement by all of the Partners. The Partners’ respective Capital Interest(s), Distribution Interest(s), and Voting Interest(s), and all other rights, titles, and interests associated therewith under this Agreement, are sometimes referred to collectively as the “Interest(s)” and individually as an “Interest.”
(b)    The Interests held by the Partners as of the Effective Date are as set forth on Exhibit “A”. The Interests of the Partners will be adjusted from time to time to reflect (i) transfers by the Partners of their Interests in accordance with this Agreement; (ii) the admission of new Partners in accordance with this Agreement; and (iii) such other events as otherwise may give rise to a change in any Partner’s ownership of Interests under this Agreement. Upon any such adjustment, the General Partner is hereby authorized and empowered to make appropriate revisions to Exhibit “A” and provide a copy thereof to each Partner.
4.2    Initial Capital Contributions.
(a)    General. Within five (5) days after the execution and delivery of this Agreement or on such other date determined by the General Partner upon written notice to the Partners, each of the Partners must make the initial capital contributions to the Partnership as set forth opposite the respective Partner’s name on Exhibit “A” (the “Initial Capital Contributions”). The Initial Capital

Contributions of the Partners and all other cash and property contributed to the Partnership pursuant to this Article Four are collectively called “Capital Contributions.”
(b)    Class A Limited Partner. Before the Effective Date, the Class A Limited Partner owned the Real Property. In connection with this Agreement, the Class A Limited Partner is conveying the Real Property to the Partnership as part of the Class A Limited Partner’s Initial Capital Contribution. The Class A Limited Partner will receive a credit of $8,272,812 as its Initial Capital Contribution and its initial Capital Account (as defined below) consisting of the following:

•	Conveyance of the Real Property to the Partnership:

◦	initial cost basis of the Class A Limited
Partner in the Real Property            $1,909,169

◦	imputed equity value of the Real Property
agreed by the Partners (“Imputed Equity”)    $4,090,831

subtotal initial cost basis and Imputed Equity    $6,000,000

◦	additional development costs for the Real
Property paid through March 31, 2018    $1,619,020

subtotal Real Property                    $7,619,020

•	Additional cash contributions: $ 653,792

Total Class A Limited Partner Initial Capital Contribution    $8,272,812
(c)    Definitions. For purposes of this Agreement, the following terms and phrases have the meanings set forth below:
“Adjusted Initial Capital Contributions” means all of the Initial Capital Contributions of the Partners excluding the Imputed Equity of the Class A Limited Partner.

“Adjusted Capital Interest(s)” means the Partner’s capital interest in the Partnership based on the relative Adjusted Initial Capital Contributions of the Partners.

“Unreturned Adjusted Initial Capital Contributions” means each Partner’s respective Adjusted Initial Capital Contributions less amounts returned to such Partner under Section 6.3(a).

“Unreturned Initial Capital Contributions” means each Partner’s respective Initial Capital Contributions less amounts returned to such Partner under Sections 6.3(a) or 6.3(b), as applicable.

“Unreturned 9% Return” means each Partner’s respective 9% Return (as defined below) less amounts returned to such Partner under Sections 6.3(d) and 6.3(e), as applicable.

“Unreturned 11% Return” means the Class B Limited Partner’s respective 11% Return (as defined below) less amounts returned to such Class B Limited Partner under Sections 6.3(d) and 6.3(f).
4.3    Additional Capital Contributions.
(a)    General. Except as set forth in Section 4.3(b), no Partner will have any obligation to contribute additional capital to the Partnership.
(b)    Construction Contract Guarantee Contributions. The Partnership is entering into an AIA 101 Agreement, as amended (the “Construction Contract”), with Skybeck Construction, L.L.C. (the “Skybeck”) for construction of improvements on the Real Property as specifically set forth in, and subject to the limitations and conditions in, the Construction Contract pursuant to the scope of work in the Construction Contract (the “Contracted Improvements”). The excess, if any, of the actual aggregate costs of construction of the Contracted Improvements payable by the Partnership to Skybeck under the Construction Contract over the aggregate budgeted costs of construction of the Contracted Improvements payable by the Partnership to Skybeck as contracted in the Construction Contract, is referred to in this Agreement as a “Cost Overrun.” For purposes of this Agreement, a Cost Overrun only includes amounts for the specific scopes of work in the Construction Contract that are controllable by Skybeck and is subject to the limitations and conditions set forth in the Construction Contract (e.g., a Cost Overrun would not include additional costs resulting from force majeure events, emergencies, underground features, or other events or circumstances beyond the control of Skybeck). To the extent a Cost Overrun occurs and such Cost Overrun is not funded by the lender providing construction financing for the Partnership, the Class A Limited Partner will make additional capital contributions to the Partnership in the amount of such Cost Overrun (the “Construction Contract Guarantee Contributions”). This Section 4.3(b) is not intended for, and is not for, the benefit of any person or entity other than the Partnership; and there are no third-party beneficiaries of this Section 4.3(b), including without limitation, Skybeck, any lender or creditor of the Partnership, or any Partner of the Partnership.
4.4    Returns on Capital Contributions.
(a)    9% Return. All Initial Capital Contributions of the Partners will accrue a cumulative return calculated in the manner of interest at the rate of nine percent (9.0%) per annum (based on a 365-day year), beginning on the date of the applicable Partner’s Initial Capital Contribution to the Partnership and calculated based on the initial daily balance of the Unreturned Initial Capital Contributions and Unreturned 9% Return, compounded monthly on the last day of the applicable month (the “9% Return”); provided, however, the Class A Limited Partner’s Initial Capital Contributions will not accrue the 9% Return for periods before the Effective Date.
(b)    11% Return. All Initial Capital Contributions of the Class B Limited Partners will accrue a cumulative return calculated in the manner of interest at the rate of eleven percent (11.0%) per annum (based on a 365-day year), beginning on the date of the applicable Class B Limited Partner’s Initial Capital Contribution to the Partnership and calculated based on the initial daily balance of the Unreturned Initial Capital Contributions and Unreturned 11% Return, compounded monthly on the last day of the applicable month (the “11% Return”).
(c)    No Return on Construction Contract Guarantee Contributions. The Construction Contract Guarantee Contributions, if any, of the Class A Limited Partner will not accrue any return on the Construction Contract Guarantee Contributions. The Class A Limited Partner will only be entitled to a return of the Construction Contract Guarantee Contributions as set forth in Section 6.3.
(d)    Payment of 9% Return and 11% Return. The 9% Return and the 11% Return will be payable out of the Net Cash Flow, if any, of the Partnership when distributed in accordance with Section 6.3. The 9% Return and the 11% Return will not be deemed guaranteed payments under Code §707(c).
4.5    Loans to the Partnership.
(a)    Operating Loans. If the amounts of Capital Contributions, loan proceeds, and net cash flow from operations received by the Partnership, less any distributions to the Partners, are not adequate to meet the Partnership’s current or future anticipated costs, expenses, or obligations for the improvement, management, operation, protection, maintenance, or utilization of the Property or the Business (an “Operating Deficit”) as determined by the General Partner, then upon written notice from the General Partner to the Partners that additional funds are necessary to pay for such Operating Deficit, the Partners will have the option, but not the obligation, to loan funds (“Operating Loan(s)”), to the Partnership as set forth in this Section 4.5. Unless otherwise agreed by the Partners, Operating Loans will bear simple interest at a floating rate per annum equal to the thirty (30)-day London Interbank Offered Rate (“LIBOR”) calculated by the Intercontinental Exchange Benchmark Administration Limited (or its successor) applicable to such date plus five percent (5%) (the “General Interest Rate”). Operating Loans will be repaid in full (both principal and interest) before any cash is distributed to the Partners in their capacity as such pursuant to Section 6.3. Operating Loans will be expressly subordinate to any third-party lender to the Partnership and will be treated as equity in the Partnership to the extent required by any third-party lender to the Partnership. Partners making Operating Loans to the Partnership will execute and deliver any documents and agreements evidencing such subordination to the extent required by any third-party lender to the Partnership.
(b)    Participation in Operating Loans. Upon written notice from the General Partner to the Partners of an Operating Deficit or anticipated Operating Deficit and request for an Operating Loan(s) (“Operating Loan Offer Notice”), if any Partner desires to make an Operating Loan, then such Partner must deliver written notice to the General Partner within five (5) days after the Operating Loan Offer Notice (“Loan Offering Period”) requesting participation in the Operating Loans and the amount such Partner desires to loan. Unless otherwise agreed by the Partners providing Operating Loans, the relative percentages of the amount of Operating Loans to be funded by the Partners will be based on the relative Capital Interests of the Partners participating in such Operating Loans. After the Loan Offering Period, the General Partner will deliver written notice to the Partners who requested participation in the Operating Loans stating the amounts that each of such participating Partners will be providing as Operating Loans (“Operating Loan Funding Notice”). Within five (5) days after the Operating Loan Funding Notice, the Partners participating in the Operating Loans will deliver funds to the Partnership for the Operating Loans as set forth in the Operating Loan Funding Notice.

4.6    Restrictions on Loans. Except as otherwise specifically provided by this Agreement, no Partner may make any loan to the Partnership without the approval of the General Partner.
4.7    Liability of Limited Partners. The respective liabilities of the Limited Partners for obligations and liabilities of the Partnership will be as provided in this Agreement or as required by the TBOC. The liability of the Limited Partners for obligations and liabilities of the Partnership will be limited in all respects to the amount of actual Capital Contributions that the Limited Partners make or have made to the Partnership, except as may otherwise be required by the TBOC. Except as otherwise provided in this Agreement or required by the TBOC, the Limited Partners cannot be required to make any additional capital contribution to the Partnership.
ARTICLE 5

CAPITAL ACCOUNTS AND ALLOCATIONS
5.1    Capital Account Computations and Adjustments. Each Partner’s Capital Account, Adjusted Capital Account, and Adjusted Capital Account Deficit will be defined and determined consistent with the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulation(s) (“Treas. Regs.”) promulgated thereunder and as further specified in Appendix “A” attached hereto and incorporated herein. The General Partner may treat a Partner that owns more than one interest in the Partnership as having a single Capital Account reflecting all such interests, regardless of class of such interest and regardless of the time or manner acquired.
5.2    Computations of Income and Losses. Income, gains, losses, deductions, and credits as set forth on the books of account of the Partnership will be computed in the same manner as income, gains, losses, deductions, and credits are computed for federal income tax purposes, except that items of tax-exempt income and non-deductible expense will be taken into account.
5.3    Allocations Generally. The items of income, gain, loss, deduction, and credit of the Partnership comprising profit or loss for a fiscal year of the Partnership shall be allocated among the Partners in a manner that will, as nearly as possible, cause the Capital Account balance of each Partner at the end of such fiscal year to equal the excess (which may be negative) of:
(a)    the hypothetical distribution (if any) that such Partner would receive if, on the last day of the fiscal year, (i) all Partnership assets, including cash, were sold for cash equal to their book basis for federal income tax purposes, taking into account any adjustments thereto for such fiscal year; (ii) all Partnership liabilities were satisfied in cash according to their terms (limited, with respect to each non-recourse liability to the book basis of the assets securing such liability); and (iii) the net proceeds thereto (after satisfaction of such liabilities) were distributed in full pursuant to Section 6.4; over
(b)    the sum of (i) such Partner’s share of “partnership minimum gain” as such term is defined in Treas. Reg. Section 1.704-2(b) and determined pursuant to Treas. Reg. Sections 1.704-2(d) and (g), and (ii) such Partner’s share of Partner “non-recourse debt minimum gain” as such term is defined in Treas. Reg. Section 1.704-2(i)(2) and determined pursuant to Treas. Reg. Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described above.
5.4    Profit and Loss Allocations.
(a)    In the event that the Partnership has profit for a fiscal year,

(i)    for any Partner as to whom the allocation pursuant to Section 5.3 is negative, such allocation shall be comprised of a proportionate share of each of the Partnership’s items of expense or loss entering into the computation of profit for such fiscal year; and
(ii)    the allocation pursuant to Section 5.3 in respect of each Partner shall be comprised of a proportionate share of each Partner item of income, gain, expense and loss entering into the computation of profit for such fiscal year (other than the portion of each Partnership item of expense or loss, if any, that is allocated pursuant to Section 5.4(a)(i).
(b)    In the event that the Partnership has loss for a fiscal year,
(i)    for any Partner as to whom the allocation pursuant to Section 5.3 is positive, such allocation shall be comprised of a proportionate share of the Partnership’s items of income and gain entering into the computation of loss for such fiscal year; and
(ii)    the allocation pursuant to Section 5.3 in respect of each Partner (other than a Partnership referred to in Section 5.4(b)(i)) shall be comprised of a proportionate share of each Partnership item of income, gain, loss and expense entering into the computation of loss for such fiscal year (other than the portion of each Partnership item of income and gain, if any, that is allocated pursuant to Section 5.4(b)(i)).
5.5    Regulatory Allocations. The allocations set forth in this Article Five and Appendix “A” (the “Regulatory Allocations”) are intended to comply with certain requirements of the Code and Treas. Regs. The Partners intend that, to the extent possible, (i) all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, profit, loss, deduction, or credit pursuant to this Section 5.5 and (ii) all allocations made will comply with the provisions of the Code and Treas. Regs. Therefore, notwithstanding any other provision of this Agreement (other than the Regulatory Allocations), the General Partner shall make such offsetting allocations of Partnership income, gain, profit, loss, deduction, or credit in whatever manner the General Partner determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all allocations made have the effect of complying with the Code and the Treas. Regs.
5.6    Other Allocation Rules.
(a)    The Partners intend that the allocations provided in this Article Five will result in the Partner’s respective Capital Account balances being equal to the aggregate distributions required pursuant to Article Six and Article Fourteen of this Agreement. However, if after giving effect to the allocations required under this Article Five, the Capital Account balances of the Partners are not (or the General Partner reasonably determines that they may not be) equal to the distributions required under Article Six and Article Fourteen of this Agreement and notwithstanding anything herein to the contrary: (i) all distributions required under Article Six and Article Fourteen of this Agreement shall be made to the Partners pursuant to Article Six and Article Fourteen and (ii) the allocation provisions of this Article Five shall be amended by the General Partner if and to the extent necessary to produce positive Capital Account balances equal to the distributions required or reasonably anticipated by the General Partner pursuant to Article Six and Article Fourteen of this Agreement.

(b)    For purposes of determining the profits, losses, or any other items allocable to any period, profits, losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code §706 and the Treas. Regs. thereunder.
(c)    The Partners are aware of the income tax consequences of the allocations made by this Article Five and hereby agree to be bound by the provisions of this Article Five in reporting their shares of Partnership income and loss for income tax purposes.
(d)    For purposes of determining a Partner’s proportionate share of “excess non-recourse liabilities” of the Partnership within the meaning of Treas. Reg. §1.752-3(a)(3), the Partners’ interests in Partnership profits shall be deemed to be in proportion to their Capital Interests.
(e)    To the extent permitted by Treas. Reg. §§1.704(2)(h)(3) and 1.704-2(h)(3), the General Partner shall endeavor to treat distributions as having been made from the proceeds of a non-recourse liability only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Partner.
5.7    Reliance on Advice of Accountants and Attorneys. The General Partner will have no liability to the Limited Partners or the Partnership if the General Partner relies upon the written advice of tax counsel or accountants retained by the Partnership with respect to all matters (including disputes) relating to computations and determinations required to be made under this Article Five or other provisions of this Agreement.
ARTICLE 6
DISTRIBUTIONS
6.1    Net Cash Flow Defined. “Net Cash Flow” means, with respect to any fiscal year, the sum of: (i) all cash received by the Partnership from any source except Capital Contributions, mortgage proceeds, or other proceeds of any Partnership obligations to the extent used to finance capital expenditures or improvements or to fund operating deficits, and (ii) any other funds deemed available for distribution by the General Partner, including any amounts previously set aside as reserves from Net Cash Flow; less (i) cash disbursements for any and all items that are customarily considered to be “operating expenses,” including, without limitation, taxes, legal and accounting fees, utility charges, repairs and maintenance, management expenses, consulting fees, and interest payments on obligations of the Partnership; (ii) consulting fees and expense reimbursements payable by the Partnership; (iii) other commissions and fees, if any, payable by the Partnership; (iv) payments by the Partnership on the principal of any mortgages or notes or on other matured obligations of the Partnership; (v) payments for capital outlays; (vi) security deposits until the same are forfeited by the person making such deposit; and (vii) such reserves for improvements, replacements, repairs, working capital requirements, debt service, and anticipated expenses, as the General Partner deems necessary or desirable for the conduct of the Business, or as required by any loan agreements or similar arrangement that the Partnership is subject.
6.2    Priority Payments. Before any distributions are made under Section 6.3, the Partnership, at such times as the General Partner reasonably determines, will pay available Net Cash Flow in the following order and priority:
(a)    Development Management Fee. To the General Partner (or other Affiliate of the General Partner) for the Development Management Fee (as defined below) in accordance with the

Development Management Agreement (as defined below) until the Development Management Fee is fully paid; then
(b)    Asset Management Fee. To the General Partner (or other Affiliate of the General Partner) for the Asset Management Fee (as defined below) in accordance with the Asset Management Agreement (as defined below) until the Asset Management Fee accrued through the applicable date of payment under this Section 6.2(b) or distribution under Section 6.3 is fully paid; then
(c)    Loans. To the Partners in repayment of all outstanding Operating Loans, and unpaid interest accrued thereon, made by the Partners to the Partnership, if any, pursuant to Section 4.5, with such payments made, pro rata, based on the amounts due to the respective Partners on such outstanding Operating Loans.
6.3    Distributions - Net Cash Flow. Subject to the payments set forth in Section 6.2, the Partnership, at such times as the General Partner reasonably determines, will distribute and apply available Net Cash Flow in the following order and priority:
(a)    Return of Capital. To all of the Partners, in proportion to each Partner’s relative Adjusted Capital Interest, until each Partner’s amount of Unreturned Adjusted Initial Capital Contribution is reduced to zero (but not below zero); then
(b)    Return of Imputed Equity. 100% to the Class A Limited Partner until the Class A Limited Partner has received an amount equal to the Imputed Equity; then
(c)    Return of Construction Contract Guarantee Contributions. 100% to the Class A Limited Partner until the Class A Limited Partner has received an amount equal to the Construction Contract Guarantee Contributions; then
(d)    9% Return. To all of the Partners, in proportion to each Partner’s relative Capital Interest, until the Class B Limited Partners have achieved the 9% Return; then
(e)    9% Return Catchup. If the Class A Limited has not achieved the 9% Return at the same time the Class B Limited Partners have achieved the 9% Return under Section 6.3(d), then 100% to the Class A Limited Partner until the Class A Limited Partner has achieved the 9% Return; then
(f)    60/40 to 11% Return. 60% to the Class A Limited Partner and 40% to the Class B Limited Partners (in proportion to each Class B Limited Partner’s relative Capital Interest) until the Class B Limited Partners have achieved the 11% Return; then
(g)    70/30. 70% to the Class A Limited Partner and 30% to the Class B Limited Partners (in proportion to each Class B Limited Partner’s relative Capital Interest).
Attached as Exhibit “C” is an example of the calculation for the 9% Return, the 11% Return, and the distributions under Section 6.3.
6.4    Distributions - Sale Proceeds/Liquidation. The net cash proceeds of the Partnership from the sale of all or substantially all of the Property upon the liquidation and winding up of the Partnership pursuant to Section 14.3 below (“Sale Proceeds”), after adjusting Capital Accounts of the Partners for all prior distributions made under Section 6.3 above and all allocations under Article Five and Appendix “A”, will be paid, distributed, and applied in the following order of priority:
(a)    To the payment of all debts and liabilities of the Partnership including payments under Section 6.2(a) and (b), but excluding: (i) Operating Loans or advances made by any Partner to the Partnership, and (ii) any other accrued but unpaid fees to any Partner; then,
(b)    To any reserve fund that the General Partner reasonably determines is necessary or convenient for any known, contingent, or unforeseen liabilities or obligations of the Partnership; then,
(c)    To the payment of (i) any Operating Loans or advances made by any Partner to the Partnership, and (ii) any other accrued but unpaid fees to any Partner; then,
(d)    To the Partners, in accordance with Section 6.3.
6.5    Tax Distributions. To the extent that for any fiscal year the amount of net income and gains of the Partnership allocated to the Partners exceeds the amount of losses, deductions, and credits of the Partnership for prior fiscal years reduced by the amount of net income and gains of the Partnership for prior fiscal years allocated to the Partners, upon determination by the General Partner, the Partnership may, but will not be obligated to, distribute to the Partners an amount of Net Cash Flow, if any, equal to: (a) the amount reasonably calculated by the General Partner based upon an assumed uniform tax rate for all Partners estimated to equal the amount of the Partners’ tax liability on the excess allocated to the Partners, less (b) the aggregate amount of prior distributions by the Partnership to the Partners that were not required by this provision; except that no such distributions will be made to the extent that (x) the Partnership is restricted from payment of distributions under the terms of any note or agreement relating to borrowings by the Partnership, or (y) the General Partner reasonably determines that the cash is necessary for the current or future operation of the Business. Distributions, if any, under this Section 6.5 will be paid in the same order and priority as, and treated and applied as, distributions under Section 6.3. If the Partnership makes such distributions permitted under this Section 6.5, the Partnership will use commercially reasonable efforts to make such distributions for any year by April 1 of the following year, but the Partnership may, to the extent the General Partner determines to be practical, make such distributions quarterly based on projections of income. Any distributions made to a Partner under this Section 6.5 will be offset against and reduce subsequent distributions due to that Partner under this Article Six (except as to subsequent distributions required under this Section 6.5).
6.6    Withholding. Notwithstanding any provision of this Agreement to the contrary, the Partnership may withhold and remit to the applicable taxing authority all amounts required by any local, state, federal or foreign law to be withheld and remitted by the Partnership with respect to a Partner on account of dispositions of Partnership property, distributions to a Partner, or allocations to a Partner of Partnership taxable income, gain, loss, deduction, or credit. Each Partner will timely provide to the General Partner all information, forms, and certifications necessary or appropriate to enable the General Partner and the Partnership to comply with any such withholding obligation and represents and warrants that the information, forms, and certifications furnished by it will be true and accurate in all material respects. Each Partner will, upon demand, indemnify the Partnership for any amounts so withheld and remitted by the Partnership in respect of the Partner from sources other than current distributions to the Partner, together with any related costs, expenses, interest, penalties, and additions to tax incurred by the Partnership.
6.7    Distributions With Respect to Transferred Interests. Distributions will be made to the Partners of record on the record date for the distribution without regard to the length of time the record holder has been such; provided that any distribution due to a Partner in default in payment of such Partner’s Capital Contribution, or any other sum owed from the Partner to the Partnership, will be retained by the Partnership and offset against the amount due from such Partner.
6.8    Distributions in Kind. If any assets of the Partnership are distributed in kind, such assets will be distributed to the Partners entitled to distributions as tenants-in-common in the same proportions as such Partners would have been entitled to cash distributions.
6.9    No Demand. No Partner may demand and receive property other than cash in return for such Partner’s Capital Contributions to the Partnership, and no Partner will be entitled to any distributions from the Partnership (whether in return of such Partner’s Capital Contributions or otherwise) except as provided in this Agreement.
ARTICLE 7
CONTROL AND MANAGEMENT
7.1    General Partner’s Responsibilities. Subject to Section 7.4, the General Partner will have (i) the full, exclusive, and complete control in the planning and management of the Partnership’s day-to-day operations and (ii) the authority to take any action it deems necessary, convenient, or advisable in connection with the planning and management of the Partnership. In dealing with the General Partner acting on behalf of the Partnership, no person will be required to inquire into the authority of the General Partner or officers of the General Partner to bind the Partnership. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement. The General Partner will manage and control the affairs of the Partnership, and will conduct the operations contemplated under this Agreement in a reasonably prudent manner and in accordance with industry practice.
7.2    Powers. Subject to Section 7.4 and any other limitations expressly set forth in this Agreement, the General Partner will have the authority to perform or cause to be performed, at the expense of the Partnership, the coordination of all management and operational functions relating to the purposes of the Partnership as set forth in Article Two. Without limiting the generality of the foregoing but subject to any limitations expressly set forth in this Agreement, the General Partner is authorized on behalf of the Partnership, without the joinder, consent, approval, or agreement of any other Partner, to:
(a)    Operate, maintain, and manage the Business and the Property in the interests of the Partnership, and to that end to negotiate, enter into and supervise any and all contracts and agreements, upon such terms as the General Partner reasonably determines, with respect to the operation, maintenance, and management of the Business and to perform the obligations, and exercise the rights and privileges, of the Partnership under such contracts and agreements;
(b)    Spend the capital, loan proceeds, if any, and net income of the Partnership for the Business and for the ownership, management, development, improvement, maintenance, and sale of the Property, and in the exercise of any other rights or powers possessed by the General Partner under this Agreement;
(c)    Coordinate all accounting and clerical functions of the Partnership and employ or engage, compensate, and supervise contractors, consultants, accountants, attorneys, managers, agents, and other management or service personnel (including any General Partner Affiliate subject however to Section 7.10 below) as may from time to time be required to carry on the Business;

(d)    Borrow funds upon such terms and conditions as the General Partner approves, in its sole discretion, for: (i) the financing and refinancing of the Property; (ii) discharging the Partnership’s obligations; (iii) protecting and preserving the assets of the Partnership; (iv) refinancing any loans or other indebtedness of the Partnership; or (v) operating the Partnership in the ordinary course of business and grant liens and security interests in and collaterally assign Property of the Partnership to secure such indebtedness;
(e)    Purchase, lease, rent or otherwise acquire or obtain the use of office equipment, materials, supplies, and other kinds and types of real or personal property, and to incur expenses for travel, phone, and such other things, services, and facilities as may be deemed necessary, convenient, or advisable for carrying on the Business;
(f)    Lease, sell, transfer, assign, dispose of, trade, exchange, quitclaim, surrender, release, or abandon Property, or any interest therein, to any person, and, in connection therewith, to receive such consideration as it deems fair and in the best interests of the Partnership;
(g)    Sue and be sued, complain, and defend in the name and on behalf of the Partnership;
(h)    Do all acts, take part in any proceedings, and exercise all rights and privileges as could an absolute owner of Property, subject to the limitations expressly stated in this Agreement and the performance of the General Partner’s obligations to the Partnership and the Partners;
(i)    Take such other action and perform such other acts as the General Partner deems necessary, convenient, or advisable in carrying out the Business, including the change or reorganization of the Partnership into any other legal form;
(j)    Procure and maintain with responsible companies such insurance as may be available in such amounts and covering such risks as the General Partner determines to be appropriate;
(k)    Take and hold all Property, real, personal, and mixed, tangible and intangible, in the name of the Partnership;
(l)    Pay and distribute Net Cash Flow as provided in this Agreement;
(m)    Execute any contracts, management agreements, and other documents as may be required in connection with the purposes of the Partnership;
(n)    Employ, engage, compensate, supervise, or terminate such employees as may be required, from time to time, to carry on the Business;
(o)    Pay any and all fees and expenses incurred by the General Partner or its Affiliates in the organization and maintenance of the Partnership or in accomplishing the purposes and business of the Partnership; and
(p)    Delegate any and all of the General Partner’s duties hereunder and, in furtherance of any such delegation, to appoint, employ, or contract with, and pay appropriate reasonable fees to, any person it may in its discretion deem necessary or desirable for the transaction of the Business including persons who may: (i) serve as the Partnership’s advisors and consultants in connection with policy decisions made by the General Partner; (ii) act as consultants, accountants, correspondents, attorneys, brokers, escrow agents, or in any other capacity deemed by the General

Partner necessary or desirable; (iii) perform or assist in the performance of such administrative or managerial functions necessary in the management of the Partnership as may be agreed upon by the General Partner; and (iv) perform such other acts or services for the Partnership as the General Partner in its discretion may reasonably approve.
7.3    Duties of the General Partner.
(a)    Management Duties. The General Partner will manage the Partnership and the Business in a reasonable manner.
(b)    Level of Duty. The General Partner will conduct, manage, and control the Partnership and its affairs with the degree of reasonable care that a prudent business person would use under similar circumstances.
(c)    Time and Attention to Duties. The General Partner will devote such time and attention to the performance of its duties under this Agreement as are reasonably necessary. Notwithstanding the existence of this Agreement, the General Partner (and all Affiliates of the General Partner) may engage in such activities as it may choose, whether such activities are competitive with the Partnership or otherwise, without being under any obligations to offer any interest in such activities to the Partnership or the Limited Partners.
(d)    Limitation of Duties. The General Partner will be obligated to perform the duties, responsibilities, and obligations of the General Partner under this Agreement only to the extent that funds of the Partnership are available therefor. The Limited Partners and the Partnership acknowledge and agree that the General Partner is not a fiduciary to the Partnership or the Limited Partners, nor does the General Partner owe the care and duties of a fiduciary to the Partnership or the Limited Partners; provided, however, the General Partner must still observe its duties of due care and loyalty to the extent required under the TBOC, subject to the provisions of this Agreement. Notwithstanding any other provision of this Agreement, the General Partner will be liable only for damages to the extent caused by the intentional fraud, willful misconduct, gross negligence, or material breach of an express provision of this Agreement by the General Partner, but in other respects will not be liable for a mistake in judgment. Neither the General Partner nor any owner, officer, employee, or Affiliate of any entity in which the General Partner owns any interest will be liable, responsible, or accountable in damages or otherwise to any other Partner for any acts performed by it in good faith and within the scope of this Agreement.
(e)    Reimbursement. The General Partner will be entitled to reimbursement by the Partnership for all expenses, fees, and costs incurred by the General Partner in connection with the formation and operation of the Partnership and the Business and in the performance of the General Partner’s duties and obligations under this Agreement.
7.4    Prohibited Acts. Without the consent of the Partners, neither the General Partner nor any Partner will have the right, power, or authority, to do any act in violation of an express provision of this Agreement. Without the unanimous consent of one hundred percent (100%) of the Voting Interests, the Partnership may not sell all or substantially all of the Property to any Affiliate of the General Partner or the Class A Limited Partner.
7.5    Approval of the Partners. When the phrases “approved by the Partners,” “approval of the Partner,” “determined by the Partners,” “agreed by the Partners,” “consent of the Partners,” or similar phrases are used in this Agreement, or when other language is used in this Agreement indicating that a particular matter, decision, or determination requires the consent, approval, or other joint action of the Partners, the same means that the matter in question must be approved by the General Partner and Limited Partners owning seventy-five percent (75%) or more of the Voting Interests (i.e., not measured by the number of Limited Partners).
7.6    Approval of the Limited Partners. When the phrases “approved by the Limited Partners,” “approval of the Limited Partners,” “consent of the Limited Partners,” or other similar phrases are used in this Agreement, or when other language is used in this Agreement indicating that a particular matter, decision, or determination requires the consent, approval, or other joint action of the Limited Partners, the same means that the matter in question must be approved by Limited Partners owning seventy-five percent (75%) or more of the Voting Interests of the Limited Partners (i.e., not measured by the number of Limited Partners).
7.7    No Limited Partner Control. The Limited Partners will not take part in any of the day-to-day conduct or control of the Business and will not have any right, power, or authority to act for or to bind the Partnership in any manner. The exercise of any of the rights and powers of the Limited Partners pursuant to the terms of this Agreement will not be deemed taking part in the day-to-day affairs of the Partnership or the exercise of control over Partnership affairs. Provided, however, the Limited Partners will be responsible for the fulfillment of their Capital Contribution commitments, if any, under this Agreement and any subscription agreement by the Limited Partner accepted by the Partnership. No Limited Partner may withdraw from the Partnership nor receive a return of any of its contributions to the Partnership until the Partnership is terminated and its affairs are wound up in accordance with this Agreement and the TBOC. A Limited Partner who breaches this Agreement will be liable to the Partnership for damages caused by such breach. The Partnership may offset for any damages suffered by the Partnership against any distributions or capital otherwise payable to the Limited Partner who has breached this Agreement.
7.8    Limited Partner Liability. The Limited Partners will not be bound by, nor personally liable for, the expenses, liabilities, or obligations of the Partnership. Except for the Initial Capital Contributions or as otherwise provided in this Agreement, the Limited Partners are not personally liable for and will not be required or obligated to make further additional Capital Contributions; provided, however, to the extent required by applicable law, any Limited Partner receiving a distribution from the Partnership at a time when the Partnership’s liabilities exceed the fair value of its assets may be liable to the Partnership for the amount of such distribution.
7.9    Return of Capital Contribution. The General Partner will not be personally liable for the return of all or any portion of the Capital Contributions of the Limited Partners.
7.10    Contracts with Affiliates. The Partners acknowledge and agree that the Partnership is authorized to enter into following arrangements, contracts, and agreements with the General Partner or any Affiliate of the General Partner, on terms and conditions reasonably determined by the General Partner, and pay the following fees to the General Partner or any Affiliate of the General Partner, as applicable: (i) a development management agreement for coordination and management of the development and construction of the Property (the “Development Management Agreement”) with a fee equal to $1,397,270 (the “Development Management Fee”) and (ii) an asset management agreement for the coordination and management of the Partnership (the “Asset Management Agreement”) with a fee equal to $210,000 per year (prorated for any partial year) starting one (1) year after construction starts on the Property (the “Asset Management Fee”).

7.11    Indemnification.
(a)    Right to Indemnification. Subject to the limitations and conditions as provided in this Section 7.11, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (“Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such person, or a person of whom he, she or it is the legal representative, is or was a general partner of the Partnership or while a general partner of the Partnership is or was serving at the request of the Partnership as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, shall be indemnified by the Partnership to the fullest extent permitted by the TBOC, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than such law permitted the Partnership to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements, and reasonable expenses (including attorneys’ fees) that are not attributable to the willful misconduct, gross negligence, or intentional fraud of a party claiming or considered for indemnity actually incurred by such person in connection with such Proceeding, and indemnification under this Section 7.11 shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder. The rights granted pursuant to this Section 7.11 shall be deemed contract rights, and no amendment, modification, or repeal of this Section 7.11 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification, or repeal. The Partners agree that the indemnification provided in this Section 7.11 could involve indemnification for negligence or other theories of strict liability.
(b)    Advance Payment. The right to indemnification conferred in this Section 7.11 shall include the right to be paid or reimbursed by the Partnership the reasonable expenses incurred by a person of the type entitled to be indemnified under Section 7.11(a) who was, is, or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such person in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Partnership of a written affirmation by such person of its good faith belief that it has met the standard of conduct necessary for indemnification under this Section 7.11 and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Section 7.11 or otherwise.
(c)    Indemnification of Officers, Employees and Agents. The Partnership, by approval of the General Partner, may indemnify and advance expenses to an officer, employee, or agent of the Partnership to the same extent and subject to the same conditions under which it may indemnify and advance expenses to the General Partner under this Section 7.11; and, the Partnership may indemnify and advance expenses to persons who are not or were not general partners, officers, employees, or agents of the Partnership but who are or were serving at the request of the Partnership as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any liability asserted against such person and incurred by such person in such a capacity or arising out of its status as such a person to the same extent that the Partnership may indemnify and advance expenses to the General Partner under this Section 7.11.
(d)    Appearance as a Witness. Notwithstanding any other provision of this Section 7.11, the Partnership may pay or reimburse expenses incurred by a General Partner in connection with such General Partner’s appearance as a witness or other participation in a Proceeding at a time when such General Partner is not a named defendant or respondent in the Proceeding.
(e)    Non-exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 7.11 shall not be exclusive of any other right which a General Partner or other person indemnified pursuant to Section 7.11(c) may have or hereafter acquire under any law, provision of the Certificate or this Agreement, agreement, approval of the Partners, approval of the Limited Partners, or otherwise.
(f)    Insurance. The Partnership may, but is not required to, purchase and maintain insurance, at the Partnership’s expense, to protect the Partnership and any person who is or was serving as a General Partner, Partner, officer, employee or agent of the Partnership or is or was serving at the request of the Partnership as member, manager, director, officer, general partner, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust employee benefit plan, or other enterprise against any expense, liability or loss, whether or not the Partnership would have the power to indemnify such person against such expense, liability or loss under this Section 7.11.
(g)    Partner Notification. To the extent required by law, any indemnification of or advance of expenses to a General Partner in accordance with this Section 7.11 shall be reported in writing to the other Partners.
(h)    Savings Clause. If this Section 7.11 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Partner or any other person indemnified pursuant to this Section 7.11 as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, to the full extent permitted by any applicable portion of this Section 7.11 not invalidated and to the fullest extent permitted by law.
7.12    Removal of General Partner. The General Partner may be removed and cease to be a general partner of the Partnership only upon:
(a)    the complete liquidation or termination of the General Partner;
(b)    the bankruptcy of the General Partner (as the term “bankruptcy” is defined in Section 14.1); or
(c)    a final non-appealable determination by a court of competent jurisdiction of the intentional fraud, gross negligence, or willful misconduct on the part of the General Partner that causes a material detriment to the Partnership.
7.13    Guarantor Releases and Conversion. If the General Partner is removed in accordance with the provisions of this Agreement, the General Partner’s liability and responsibility for all matters shall cease and the Partnership shall promptly take all steps reasonably necessary under the TBOC to cause such cessation of liability and responsibility. In addition, as a condition precedent to any removal of the General Partner under Section 7.12, the Partnership must obtain written releases (the “Guarantor Releases”) of the General Partner, the Class A Limited Partner, Stratus Properties Inc., a Delaware corporation, and any of their Affiliates from any and all obligations as a guarantor of any debt of, or loan to, the Partnership. No removal of the General Partner shall be effective unless and until the required Guarantor Releases are delivered. If the General Partner is removed in accordance with the provisions of this Agreement, the General Partner’s general partnership Interest in the Partnership will be converted to a Class B Limited Partner Interest, without any change in the amount of income, loss, or cash allocable or distributable to the General Partner and upon such conversion the General Partner shall be entitled to all of the rights, obligations, and duties of a Class B Limited Partner under this Agreement.
7.14    Election of Substitute General Partner.
(a)    Continuation of the Partnership. If the General Partner is removed in accordance with this Agreement and the Limited Partners agree to continue the business of the Partnership, a substitute General Partner will be elected by the Limited Partners within sixty (60) days after the date of such removal or resignation.
(b)    Election Procedures. Any one or more of the Limited Partners may, promptly after the election to continue the Partnership, nominate a person or entity for election as a substitute General Partner. Such nominee will not become a General Partner unless and until the Limited Partners approve such appointment. In the event that such nominee is not elected, any one or more of the Limited Partners will as soon as practicable thereafter nominate another substitute General Partner and will continue to do so until a substitute General Partner is elected or the Partnership is dissolved. If a new General Partner has not been appointed or has not accepted and assumed the General Partner’s obligations under this Agreement within sixty (60) days after any such resignation or removal, then, the Partners will be deemed to have elected to terminate the Partnership under Section 14.1.
(c)    No Personal Liability of Limited Partner. The exercise of the right to elect a successor General Partner will not in any way constitute any Limited Partner as a general partner or impose personal liability on any Limited Partner.
7.15    Confidentiality.
(a)    Proprietary Information. The term “Proprietary Information” means and includes all of the Partnership’s confidential, trade secret or proprietary information, including without limitation, any reports, investigations, research or developmental work, work in progress, designs, business plans, proposals, notes, memoranda, files (including machine readable files), marketing and sales information, financial projections, cost summaries, and all concepts or ideas, materials, or information related to the Business, except as otherwise determined by the General Partner. The term “Proprietary Information” does not apply to information which is or becomes general public knowledge other than by default on the part of any party, or is lawfully obtained by a Partner from a third party having no duty of confidentiality to the Partnership regarding such information.
(b)    Confidentiality.

(i)    Acknowledgment of Proprietary Information. Each Class B Limited Partner acknowledges that the Proprietary Information is valuable to the Partnership and the Business. Each Class B Limited Partner agrees that all Proprietary Information shall be the sole and exclusive property of the Partnership and its assigns.
(ii)    Non-Disclosure and Non-Use of Proprietary Information. Each Class B Limited Partner agrees at all times during the term of this Agreement to maintain the Proprietary Information in strict confidence, and not to disclose or allow to be disclosed, either directly or indirectly, any Proprietary Information to any third party, other than to persons engaged by the Partnership to further the Business of the Partnership, and not to use directly or indirectly any Proprietary Information except as may be necessary in the ordinary course of performing such Partner’s duties on behalf of the Partnership, all without the prior written consent of the General Partner.
(iii)    Return of Materials at Termination. Each Class B Limited Partner hereby acknowledges that all documents and other tangible property, whether or not pertaining to Proprietary Information, furnished to such Partner by the Partnership or produced by such Partner in connection with such Partner’s association with the Partnership, shall be and remain the sole and exclusive property of the Partnership, except as otherwise determined by the General Partner. In the event of termination of a Class B Limited Partner as a partner in the Partnership, with or without cause and whatever the reason, each such Partner shall promptly deliver to the Partnership all such property, including all notebooks, records, data, notes, drawings, photographs, specifications, memoranda, files (including electronic media and machine readable files) and other information in tangible or electronic form, and all copies, excerpts or reproductions thereof, except as otherwise agreed by the General Partner.
ARTICLE 8
TRANSFER OF THE INTERESTS OF THE PARTNERS
8.1    Prohibition Against Unauthorized Transfers. Except as expressly provided in this Article Eight, no Partner may voluntarily, involuntarily, or by operation of law sell, assign, transfer, exchange, grant a lien on or otherwise encumber, or otherwise dispose of or alienate, all or any part of (each, a “Transfer”) such Partner’s interest in the Partnership, including, but not limited to any Interests held by such Partner, without the prior written consent of the General Partner and any act in violation of this Article Eight will be null and void ab initio. And, except as provided in Section 8.2, no Transfer will be valid unless such Transfer is to a “Qualified Transferee” as such term is defined in Section 8.9(a). No Limited Partner may, without the General Partner’s prior written consent, withdraw from the Partnership nor receive a return of any of its contributions to the Partnership until the Partnership is terminated and its affairs are wound up in accordance with this Agreement and the TBOC. Upon approval of the General Partner, the Class A Limited Partner may Transfer all or any part of the Class A Limited Partner’s Interest to any one or more Affiliates of the Class A Limited Partner and such Transfer will not be subject to the any of the options or restrictions set forth in this Article Eight.
8.2    Permitted Assignments. Any Limited Partner, who is an individual, may assign all or any portion of such Partner’s Interest in the Partnership to a trust or family limited partnership for the benefit of one or more members of the immediate family of such Limited Partner with the consent of the General Partner, which consent will not be unreasonably withheld. The phrase “immediate family” means the spouse (“Spouse”), parents, children, grandchildren, brothers, sisters, nieces, or nephews of the Limited Partner. Upon such assignment, the trust or family limited partnership (“Permitted Assignee”) shall thereupon be entitled to the rights of a Partner as to the interest assigned, but only if and so long as the original assigning Limited Partner retains voting control of such trust or family limited partnership for purposes of the management of such Limited Partner’s Interest. Without such voting control, such trust or family limited partnership shall automatically and immediately become an “assignee” of the Interest in the Partnership and such loss of control shall be deemed to be an event subject to Section 8.12, and the Class A Limited Partner, the Partnership, and the other Partners shall have the option to purchase such Interest pursuant to Sections 8.3 through 8.8 and including Sections 8.16 and 8.17. Any subsequent conveyance or assignment by the trust or family limited partnership shall be fully subject to the terms of this Agreement. Subject to the deemed offer and purchase rights set out in this Article Eight, upon the death of a Partner, such Partner’s estate and heirs may be an assignee under this Section 8.2. Upon such assignment, the estate shall be entitled to all the rights of an assignee and shall be bound by the terms and provisions of this Agreement, and subject to the option to purchase such Interest pursuant to Sections 8.3 through 8.8 and including Sections 8.16 and 8.17. Any such “assignee” to whom an interest in the Partnership has been validly transferred pursuant to this paragraph shall only: (i) be allocated income, gain, or loss and receive distributions as provided in this Agreement in the same manner as the Partner from whom such interest was transferred would have received such allocations and distributions; (ii) be credited with the Capital Account of the transferring Partner; and (iii) acquire all the rights, responsibilities and obligations of the Partner from whom such interest was transferred (including the obligations to contribute capital), but shall not have any right to participate in any management, operation, or administration of the Partnership.
8.3    Deemed Offer and Notice Requirement. If (i) a Partner makes any involuntary Transfer under Sections 8.10 or 8.11; (ii) a Partner dies, becomes permanently disabled, or loses control of an assignee by a Partner under Section 8.12, or, upon the death of a Partner’s spouse, such Partner fails to inure to or purchase such Partner’s spouse’s interest in such Partner’s Interest under Section 8.13; (iii) upon the divorce of a Partner, such Partner fails to purchase such Partner’s spouse’s interest in such Partner’s Interest under Section 8.14; or (iv) after obtaining the requisite consent, a Partner elects to proceed under Section 8.9, then, in any such event, such Partner (the “Offering Partner”) will be deemed to have offered all of such Offering Partner’s Interest (the “Offered Interest”) for sale to the Partnership and the other Partners. The Offering Partner or such Partner’s representative shall (and the Partnership or the other Partner(s) may) give prompt written notice of any and all such events and advising the Partnership and the other Partners of such offer under this Section 8.3 (the “Transfer Notice”). The Transfer Notice will simultaneously constitute (i) an offer to sell to the Class A Limited Partner the Offered Interest pursuant to Section 8.5, at the price and on the terms described in Sections 8.16 and 8.17; (ii) an offer to sell to the Partnership the Offered Interest pursuant to Section 8.5, at the price and on the terms described in Sections 8.16 and 8.17; and (iii) an offer to sell the Offered Interest to the other Partners (subject to approval of the Partners) pursuant to Section 8.6, at the price and on the terms described in Sections 8.16 and 8.17.
8.4    Option Period. Except as otherwise provided in this Article Eight, the period beginning on the date the Partnership and the other Partners receive the Transfer Notice and ending on the first anniversary of such date shall be the “Option Period;” provided, however, that notwithstanding the foregoing, the Option Period shall not end earlier than one hundred twenty (120) days after the determination of the “Purchase Price” for such Offered Interest as determined under Section 8.16 and to the extent necessary to accommodate such timing the Option Period shall be extended.
8.5    Class A Limited Partner and Partnership’s Option to Purchase.
(a)    Class A Limited Partner Option. During the Option Period, the Class A Limited Partner will have the first exclusive right and option, but not the obligation, to elect to purchase all or any portion of the Offered Interest at the price and on the terms determined under Sections 8.16 and 8.17. If the Class A Limited Partner desires to exercise its option, as determined by the General

Partner, to purchase the Offered Interests, then no later than 11:59 P.M. Austin, Texas time on the sixtieth (60th) day before the Option Period ends (“Class A Option Period”), the Class A Limited Partner must deliver written notice to the Offering Partner and the other Partners which will indicate (i) the number or percentage, if any, of the Offered Interests that the Class A Limited Partner has elected to purchase and (ii) the number of Offered Interests that the Class A Limited Partner has not elected to purchase and that are available for purchase by the Partnership or other Partners.
(b)    Partnership Option. During the Option Period but after the Class A Option Period, the Partnership will have the exclusive right and option, but not the obligation, to elect to purchase all or any portion of the Offered Interest to the extent the Class A Limited Partner elects not to purchase as provided in Section 8.5(a) at the price and on the terms determined under Sections 8.16 and 8.17. If the Partnership desires to exercise its option, as determined by the General Partner, to purchase the Offered Interests, then no later than 11:59 P.M. Austin, Texas time on the thirtieth (30th) day before the Option Period ends, the Partnership must deliver written notice to the Offering Partner and the other Partners which will indicate (i) the number or percentage, if any, of the Offered Interests that the Partnership, by determination of the General Partner, has elected to purchase and (ii) the number of Offered Interests that the Partnership has not elected to purchase and that are available for purchase by the other Partners.
8.6    Partners’ Option to Purchase. If and to the extent the Class A Limited Partner and the Partnership elect under Section 8.5 to purchase less than one hundred percent (100%) of the Offered Interests and Offered Interests remain (the “Remaining Interest”) available for purchase by the other Partners, the other Partners (upon approval of Partners) will have the exclusive right and option, but not the obligation, to elect to purchase all or any portion of the Remaining Interest at the price and on the terms determined under Sections 8.16 and 8.17. Upon such approval, if any other Partner desires to exercise, in whole or in part, such Partner’s option in whole or in part to purchase the Remaining Interest (“Buying Partner”), then no later than 11:59 P.M. Austin, Texas time on the last day of the Option Period, the Buying Partner must deliver written notice to the Partnership and the Offering Partner that indicates the Buying Partner’s acceptance of the offer to purchase the Remaining Interest, and the maximum number of the Remaining Interest that such Partner has elected to purchase. Unless otherwise agreed by all of the Buying Partners, the actual number of the Remaining Interest that each Buying Partner who has delivered such notice will be entitled to purchase will be equal to the product of (1) the lesser of (i) the number of the Remaining Interests or (ii) the total number of the Remaining Interests which all Buying Partners have elected to purchase, multiplied by (2) a fraction, the numerator of which shall be the total number of Interests held by the subject Buying Partner (measured by Capital Interests) and the denominator of which shall be the total number of Interests held by all Buying Partners (measured by Capital Interests). If as a result of such allocation any Buying Partner is allocated a percentage or number of Interests to purchase that is greater than the number of Interests that such Buying Partner committed to purchase, then the excess Interests will be reallocated in one or more successive allocations on the same basis among the remaining Buying Partners who were not allocated the full number of Interests that they committed to purchase using the formula specified above, except that item (1) will be replaced with the total number of excess Interests and the term “Buying Partner” will refer to the remaining Buying Partners who were not allocated the full number of committed Interests.
8.7    Allocation Notices. With respect to the Partnership and the Partners who have timely delivered notice of exercise of their respective options in accordance with this Article Eight (the “Exercising Parties”), the Partnership and the Offering Partner shall, within ten (10) business days after the last day of the Option Period, consult to determine (i) the allocation of Offered Interests to those of the Exercising Parties who have timely elected to purchase Offered Interests, and (ii) the number of Offered Interests which each Offering Partner may sell. Within ten (10) business days after the last day of the Option Period, either the Partnership or the Offering Partner shall notify each of the Exercising Parties and the Offering Partner of the number of Offered Interests, if any, which it shall be obligated to purchase, and the number of Offered Interests which each Offering Partner shall be obligated to sell, which notice shall disclose the underlying calculations. Notwithstanding any other provision of this Article Eight, an Exercising Party shall be obligated to purchase or sell, as the case may be, the number of Offered Interests that is determined in accordance with the provisions of this Article Eight that such Exercising Party is entitled to purchase or sell.
8.8    Lapse. If and to the extent that the Class A Limited Partner, the Partnership, and the other Partners do not timely notify the Offering Partner of their respective elections to purchase Offered Interests or elect not to purchase all of the Offered Interests, the right of the Class A Limited Partner, the Partnership, and the Partners to purchase the balance of the Offered Interests will lapse and be void and the Offering Partner shall have the right to continue to hold the balance of the Offered Interests regardless of the event giving rise to the offer.
8.9    Right of First Refusal for Transfers. Except as otherwise provided and expressly permitted or authorized in this Agreement, no Partner will make any Transfer of any Interest without (i) delivering prior written notice to the other Partners of such intended transfer, which notice must include the proposed price and all other material terms and conditions of the proposed Transfer, and including without limitation the information set out in Section 8.9(b) (“ROFR Notice”) and (ii) obtaining the written consent of the General Partner (“Consent to Transfer”). If the Consent to Transfer is granted, as a condition precedent to any such Transfer, the Partner desiring to make a Transfer must also meet all of the requirements of this Section 8.9.
(a)    Transferee Qualifications. No Transfer of Interests will be valid unless, in addition to meeting all other requirements of this Agreement, the prospective transferee (i) agrees in writing prior to any Transfer to assume and be bound by the terms and provisions of this Agreement; (ii) is acceptable to any third-party lenders of the Partnership as a Partner in the Partnership; and (iii) is a Person reasonably acceptable to the General Partner. Any prospective transferee meeting all of the requirements of this Section 8.9(a) will be deemed to be a “Qualified Transferee.”
(b)    Deemed Offering Partner. Any Partner delivering a ROFR Notice or otherwise desiring to make a Transfer of an Interest (“Selling Partner”), including a written request to be bought out by the Class A Limited Partner, the Partnership, or the other Partners (a “Buy-out Request”), upon delivery of any such notice or request, will be deemed to be an Offering Partner under Section 8.3 and must comply with Sections 8.3 through 8.8. The ROFR Notice or Buy-out Request must state, as applicable, the amount of Interests involved, the price asked or offered (“Asking Price”), and the full names and addresses of, and any and all prices, terms and conditions offered to or by the subject transferee, as well as for any proposed or prospective purchasers of any Interest of the Selling Partner within one (1) year prior to the ROFR Notice or Buy-out Request, as applicable. Any proposed purchaser (if not the Partnership or a Partner) must then be (or must covenant in writing to become and actually become) (i) a party to this Agreement and (ii) a Qualified Transferee. Unless agreed to in writing by the General Partner, the Transfer of Interests will be for all of such Offering Partner’s Interests. The Offering Partner may withdraw the ROFR Notice or the Buy-out Request as to all offerees by giving written notice of withdrawal to the Class A Limited Partner, the Partnership, and all other Partners any time before the exercise, by written notice of exercise, by the Class A Partner, the Partnership, or any offeree of such Partner’s election to purchase.
(c)    Transfer Under ROFR Notice to Qualified Transferee. With respect to any Offered Interests subject to a valid ROFR Notice not purchased by the Class A Limited Partner, the

Partnership, or a Buying Partner under this Article Eight, if, and only if, the required Consent to Transfer to a sale of the Offered Interests has been received by the Offering Partner, the Offering Partner will then be permitted, at any time or times within, but not after, one hundred eighty (180) days after the expiration of the Option Period, to sell the remaining Offered Interests; provided, however, that no such sale will be made at a lower price or on more favorable terms (to the purchaser), to any other person, or for a different number of Interests than as specified in the ROFR Notice, unless a difference in number of Interests is caused solely by a purchase of the Offered Interests by the Partnership or the Buying Partner. Such sale will not be consummated until the purchaser and such purchaser’s spouse, if any, will have entered into a written agreement in form satisfactory to counsel for the Partnership whereby they agree to be bound by the provisions of this Agreement. If after the lapse of the one hundred eighty (180)-day period, such Offered Interests have not been sold as permitted by this Agreement, the Offering Partner must deliver a new ROFR Notice pursuant to and again comply with this Article Eight prior to making a Transfer of any Offered Interests.
(d)    Failure of Requisite Consent. If the required Consent to Transfer to the sale of Offered Interests is not received by the Offering Partner or if the Offering Partner and applicable transferee do not strictly comply with the requirements of this Section 8.9, the Offering Partner shall continue as a Partner without completing the sale of any Offered Interests.
8.10    Involuntary Transfers. Whenever a Partner has any notice or knowledge of any attempted, impending or consummated involuntary Transfer of, or lien or charge upon any of, it’s Interests, whether by operation of law or otherwise, such Partner must give immediate written notice to the Partnership specifying the number of Interests which are subject to such involuntary Transfer. Whenever the Partnership has notice or knowledge of any such attempted, impending or consummated involuntary Transfer, lien or charge, the Partnership will promptly give written notice to the other Partners specifying the number of Interests which are subject to such involuntary Transfer. In either case, the Partner subject to the involuntary transfer agrees to immediately disclose to the Partnership and the other Partners all pertinent information in such Partner’s possession relating to the Transfer. If any Interest is subjected to an involuntary Transfer, lien or charge, the Partner(s) and/or other record owner of such Interests shall be deemed an Offering Partner(s), and commencing with the determination of the purchase price under Section 8.16, the Class A Limited Partner, the Partnership, and the other Partners shall at all times have the immediate and continuing exclusive option, but not the obligation, to purchase the subject Interests in the priorities of, and in accordance with Sections 8.3 through 8.8 at the purchase price determined pursuant to Section 8.16 and on the terms as described in Section 8.17, and any Interests so purchased shall in every case be free and clear of the Transfer, lien or charge. The purchase price may first be paid directly to the holder of the encumbrance on the Interests in an attempt (but not a requirement) to discharge the obligation underlying, and release the encumbrance, if sufficient. The balance of the purchase price, if any, shall be paid to the Offering Partner.
8.11    Transfers in Bankruptcy. If a Partner or Spouse is the named debtor in bankruptcy or receivership proceedings and a Transfer of Interests is proposed or directed, commencing with the determination of the purchase price under Section 8.16, the Partnership and the other Partners shall have an exclusive option to purchase the named debtor’s Interests at the purchase price determined in accordance with Section 8.16 and on the terms described in Section 8.17, to the same extent as if such Transfer constituted an offer to sell Interests under Section 8.3, and the provisions of Sections 8.3 through 8.8 shall accordingly control the exercise of this Option.
8.12    Death, Permanent Disability, or Loss of Control of Partner. Upon (i) the death or permanent disability of any Partner (with any determination of permanent disability reasonably made by the General Partner), or (ii) loss of control as provided in Section 8.2, the applicable Partner and the Partnership shall promptly send written notice to the Partners, specifying the date of death, determination of permanent disability, or loss of control and the Interests owned by such Partner (the “Notice”). Upon such event, the Class A Limited Partner, the Partnership, and the other Partners (upon approval of the Partners) shall have the option, but not the obligation, to purchase all of the Interests owned by such Partner on the date of such Partner’s death, permanent disability, or loss of control in the priorities of, and in accordance with the provisions of Sections 8.3 through 8.8, at the purchase price determined pursuant to Section 8.16 and on the terms described in Section 8.17, except that, in the case of death, the Offering Partner shall be the legal representative or trustee of the deceased Partner. Upon the election under the option granted under this section or article such Partner, or the legal representative or trustee of the deceased Partner’s estate, shall sell the applicable Partner’s Interest to the Partnership and/or the other Partners, as the case may be, and perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.
8.13    Death of Spouse. Upon the death of a Spouse of any Partner in whose name Interests are issued and held, if any, the community interest of such Spouse and the Interests held as community property shall pass to and devolve upon the Partner, and each Spouse, by executing this Agreement and in consideration of the benefits to be received hereunder, agrees to make and keep unrevoked at death a valid will containing a provision to this effect; but, the nonexistence of a valid will containing such a provision shall not relieve the heirs, personal representatives, assigns, or devisees of such deceased Spouse of a Partner of the obligations to fully perform the terms of this Agreement. If the Spouse predeceases the Partner and the Spouse’s interest in the Interests are not Transferred directly to such Partner, then such surviving Partner shall have the exclusive right to purchase, and such Partner shall purchase, all of such Partner’s deceased spouse’s retained interest in the Interest of such Partner at the purchase price determined pursuant to Section 8.16 and on the terms described in Section 8.17. If the surviving Partner does not succeed to such interest automatically under a will or promptly exercise, by written notice to the other Partners, the Partnership, and such spouse’s estate, such Partner’s right to purchase all of such retained interest and close such purchase within one hundred eighty (180) days after the death of such spouse, then commencing with the one hundred eight-first (181st) day after such Spouse’s death, such Partner shall be in default under this Agreement, and the Class A Limited Partner, the Partnership, and the other Partners (without any other Partner consent or approval) shall have the exclusive and continuing option and right, but not the obligation, to purchase all or any portion of the Spouse’s interest in the Interests under the terms of Sections 8.3 through 8.8 and at the price and on the terms set out in Sections 8.16 and 8.17. Upon the exercise of any such option, the legal representative, trustee or heirs of the deceased Spouse’s estate shall be obligated to sell such interest, and perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement. In all other respects, the interest in the Interests of the Spouse shall be subject to the restrictions and terms of this Agreement.
8.14    Divorce from Partner or Spouse. If any Interests are owned by a Partner and such Partner’s Spouse jointly, and the marriage of that Partner and such Partner’s Spouse is terminated by divorce or annulment, and that Partner does not obtain all of his or her Spouse’s interest in the Interests incident to the divorce or annulment, then such Partner shall and any Partner may simultaneously give written notice to the Partnership and the other Partners within sixty (60) days after the effective date of the final, non-appealable divorce decree or of the annulment. The written notice shall specify the effective date of termination of the marriage and the number of Interests to which any interest retained by the Partner’s former Spouse relates. For a period of one hundred eighty (180) days after the effective date of the divorce or annulment, the divorced Partner shall have an exclusive right to purchase, and such Partner shall purchase, all of such Partner’s former Spouse’s retained interest in the Interests at the purchase price determined pursuant to the divorce decree or if no such value is determined then pursuant to purchase price determined under this Agreement. The divorced Partner’s one hundred eighty (180) day exclusive right shall be exercised by delivering to such Partner’s former Spouse, the Partnership, and the other Partners a written notice of such exercise. If the divorced Partner does not timely elect to purchase and purchase all of his former Spouse’s interest in the Interests within one (1) year after the date such divorce or annulment is final, then such Partner shall be in default under this Agreement and the Partner’s Spouse shall be deemed an Offering Partner as to the Class A Limited Partner, the Partnership, and the other Partners, and commencing with the expiration of the divorced Partner’s one hundred eighty (180) day purchase right, or if the right is exercised but not timely closed, commencing with the end of the one (1) year period, the Class A Limited Partner, the Partnership, and other Partners shall have an exclusive and continuing option and right (without any other Partner consent or approval), but not the obligation, to purchase all or any portion of the former Spouse’s retained interest in the Interests in the priorities of, and in accordance with the provisions of Section 8.3 through 8.8, at the purchase price described pursuant to Section 8.16, and on the terms described in Section 8.17. If any option is exercised pursuant to this Section 8.14, then the former Spouse shall sell any and all interest in the Interests retained incident to divorce or annulment.
8.15    Estate, Assigns, and Beneficiaries Bound. Until the Class A Limited Partner, the Partnership, or the other Partners purchase all of the Offering Partner’s Interests in accordance with this Agreement, the Offering Partner’s estate, assigns, and any beneficiaries of the estate to whom the estate distributes or holds Interests shall be bound by and subject to the restrictions and provisions of this Agreement, and within ten (10) business days after the request by the Partnership, such estate and any and all of such assigns and beneficiaries shall execute and deliver to the Partnership a written agreement acknowledging that they are merely “assignees” of and not partners in the Partnership and agreeing to be bound by and assuming all obligations with respect to such Interests under this Agreement in form and content acceptable to the Partnership.
8.16    Determination of Purchase Price. The total “Purchase Price” of all of the Interests transferred pursuant to this Agreement (including all assets owned by the Partnership to be valued hereunder) shall be determined as of the last day of the month immediately preceding the date of the event triggering the notice requirement and the optional or required purchase or transfer of the subject Interest (“Valuation Date”) under this Article Eight, as follows:
(a)    Right of First Refusal. The total purchase price of all Interests purchased pursuant to a ROFR Notice under Section 8.9 hereof shall be the lesser of the following: (i) the “Computed Value” of such Interests as determined under Section 8.16(d), or (ii) the Asking Price.
(b)    Involuntary Transfer and Other Transfer Purchase Price. The total purchase price of all the Interests transferred pursuant to Section 8.10 (involuntary transfers) or Section 8.11 (bankruptcy), or otherwise without the requisite consent of the General Partner shall be the Computed Value of such Interests determined as of the last day of the month immediately preceding the date of occurrence of the Transfer or deemed Transfer. Provided, that for purposes of this Section 8.16(b), the Computed Value of such Interest shall include and be reduced by all market factors and discounts, including, without limitation, lack of control, lack of liquidity and lack of marketability, which the Partners acknowledge may result in a significant reduction in the Computed Value determined under Section 8.16(d).
(c)    Purchase Price on Death, Disability or Divorce (Non-Default). The total purchase price of all the Interests transferred or deemed transferred pursuant to Section 8.12, Section 8.13, or Section 8.14 will be the Computed Value of such Interests.
(d)    Computed Value. The “Computed Value” shall be determined as follows:

(i)    Agreed Value. On an agreed date in the month of January (or other month agreed by the Partners) of each year during the term of this Agreement, the Partners, by written agreement of the Partners, may determine the “Agreed Asset Value” of all of the Property of the Partnership. The written agreement of Agreed Asset Value may be obtained at any Partnership meeting of the Partners, at any meeting of any other partnership, or other meeting or meetings attended by the Partners or by written resolution(s) without a meeting signed in multiple counterparts by the Partners. An original or copy of such written agreement of Agreed Asset Value shall be maintained by the Partnership in the records of the Partnership. The Agreed Asset Value less the sum of all secured and unsecured debt and liabilities of the Partnership will equal the “Agreed Equity Value”. The “Computed Value” will be the amount that the Partner would receive if the Partnership were liquidated pursuant to Article Six (including distributions to the Partner and payments of outstanding debts and liabilities owed by the Partnership to the Partner) and the total liquidation proceeds to the Partnership were equal to the Agreed Equity Value.
(ii)    Valuation. If no written agreement fixing the Agreed Asset Value of the Partnership has been agreed by the Partners within six (6) months prior to the Valuation Date, then the fair market value of all of the Property of the Partnership, determined pursuant to this Section 8.16(d) as of the Valuation Date, shall be set out in a written valuation report. Such valuation report will be prepared by a duly qualified valuation consultant with no less than ten (10) years of experience appraising property similar to the property owned by the Partnership (“Valuation Consultant”) selected by the General Partner. The Valuation Consultant will prepare such valuation report according to the valuation rules and provisions of this Section 8.16(d), including without limitation subsections (iii) and (iv) below. The value of the Partnership’s Property determined as provided above in this Section 8.16(d)(ii) shall equal the “Consultant’s Asset Valuation”. The Partners acknowledge and agree that a “Restricted Appraisal” (as such term is defined or used in the appraisal industry) is sufficient for any valuation or appraisal under this Section 8.16. The Consultant’s Asset Valuation less the sum of all debt and payables owed by the Partnership to the Partners shall be deemed to be the “Sale Proceeds” for a deemed liquidating distribution for the Partnership under Section 6.4, with the resulting proceeds deemed distributed with respect to the Interest(s) which is the subject of the valuation shall be the “Gross Computed Value” of such Interest(s). The Gross Computed Value less any amounts due to the Partnership from the Offering Partner or such Partner’s successors as Capital Contributions, loans, or otherwise, including without limitation all closing costs due to the Partnership from the Offering Partner (or successor) or to be borne by the Offering Partner under Section 8.17(d), plus any then remaining liquidated amounts due and payable from the Partnership to the Offering Partner (after all offsets to which the Partnership is entitled) shall be the “Computed Value” and the purchase price for such Interest(s).
(iii)    Liabilities. Liabilities, for purposes of this Section 8.16, shall include the full amount of any prepayment penalties provided by the terms of notes and obligations of the Partnership as if such notes and obligations were paid off on the date of sale of the Interest of the Partner.
(iv)    Other Valuation Rules. The Valuation Consultant shall be governed by the following in the determination of the Computed Value:

        (1)    Except as otherwise provided in this Section 8.16(d), the Consultant’s Asset Valuation shall be the fair market value of the assets of the Partnership;
(2)    The Consultant’s Asset Valuation shall exclude any value for goodwill, future earnings, “in place” or going concern value of the Partnership or any subsidiary;
(3)    All securities held by the Partnership, if any, which are traded on any exchange or market for which prices are regularly published shall be valued based on the published market value thereof on the Valuation Date;
(4)    The value of a partnership, corporate or limited liability company ownership interest held by the Partnership (not included in Item (3) above), if any, shall be determined as follows:
(A)    The value of the tangible and intangible property of such subsidiary shall be determined in the manner provided in this Section 8.16(d);
(B)    The liabilities of such subsidiary shall be deducted from the values of such property so determined under (A) above;
(C)    The amount derived as a result of (B) above shall be multiplied by the Partnership’s percentage ownership interest in such subsidiary; and
(D)    The value of the Partnership’s interest in such subsidiary shall be the lesser of (i) the product determined under (B) above and (ii) the value or price payable to the Partnership from such subsidiary (or its owners) in the event of a sale of such interest due to a transfer or sale of such interest (at the lowest applicable valuation formula therefor in the subsidiaries governing documents). Provided that, for purposes of this Section 8.16(d)(iv)(4)(D), the value of such subsidiary shall include and be reduced by all applicable market factors and discounts, including, without limitation, lack of control, lack of liquidity and lack of marketability, which the Partners acknowledge may result in a significant reduction in value for such subsidiary interest.
8.17    Payment of Purchase Price and Closing. Payment of the purchase price for Interests purchased pursuant to this Agreement shall be made as follows provided that the purchasing party, whether the Class A Limited Partner, the Partnership, or a Buying Partner, may always elect to pay the purchase price in full in cash instead of on the following terms:
(a)    Payment of Purchase Price. On the closing date (as provided in Section 8.17(c)), the Partnership or the Buying Partners shall deliver to the Offering Partner the full purchase price payment in cash or other immediately available funds. Provided, further, the Partnership may elect to offset any amounts due from the Selling Partner to the Partnership from the purchase price, in whole or in part, and, at the election of the Partnership, the Buying Partners shall have and exercise that offset right and shall pay such offset amounts directly to the Partnership.
(b)    Interest Transfer. At closing, the Offering Partner shall deliver to the Class A Limited Partner, the Partnership, or the Buying Partners, as the case may be, the Interests purchased, a properly executed and notarized assignment of the Interest to be assigned and transferred with general warranties of full, good and indefeasible title, free and clear of any and all liens, security interests and claims and with all other customary terms, representations, warranties and indemnities as requested by and in form and content reasonably acceptable to the Partnership or the Buying Partners, as applicable.
(c)    Closing Date and Place. The closing date for the Transfer of an Interest under this Agreement (for delivery of the Interest transfer documents and the Purchase Price) shall be a date mutually acceptable to the buyer(s) and seller(s) of such Interest, but in no event later than one hundred eighty (180) days after the later to occur of (i) the end of the Option Term, as applicable; (ii) the exercise of the subject purchase or sale option under this Article Eight; and (iii) the determination of the Purchase Price for the Interest to be Transferred. The closing shall occur in the offices of the Partnership unless otherwise designated by the General Partner. The determination of the “effective” date of the closing date is subject to Section 8.18 below.
(d)    Closing Costs. With respect to any Transfer of an Interest under this Agreement, all closing costs and expenses incurred by the Partnership with respect to such Transfer, valuation and closing, including without limitation, the Valuation Consultant fees, appraisal fees, accounting fees, legal fees and costs, survey costs and any UCC search fees or costs (collectively, the “Closing Costs”) shall be borne and paid as follows:
(A)    if the purchase price for the subject Transfer is determined under Section 8.16(c), then the Closing Costs for such Transfer shall be shared and paid equally by the Partnership or the purchasing Partners, on the one hand, and the selling Partner or its successor, on the other hand; and, all such Closing Costs shall be paid or reimbursed to the Partnership at closing, which may be by way of offset of the amount due hereunder by the Selling Partner or successor against the purchase price payable at closing; or
(B)    if the purchase price for the subject Transfer is determined under Section 8.16(a) or (b), then the Closing Costs for such Transfer shall be borne and paid entirely by the selling Partner or its successor; and, all such Closing Costs shall be paid or reimbursed to the Partnership at closing which may be by way of offset of the amount due hereunder by the selling partner or successor against the purchase price payable at closing.
8.18    Rights and Restrictions Between Valuation Date and Closing. Notwithstanding any term or provision in this Agreement to the contrary, with respect to any and all Interests subject to this Article Eight, during the time period beginning on the Valuation Date and running through the earlier to occur of (i) the closing date for the purchase or sale of the subject Interest pursuant to the exercise of any option or right to purchase or sell under this Article Eight and (ii) the date that all options and rights to purchase or sell the subject Interest under this Article Eight lapse and terminate (the “Interim Period”), all Interests (and the Partner(s),or their successors, holding such Interests) shall be subject to the following provisions and restrictions:
(a)    The Partnership will not be obligated to make, and such Interests and such Partners (or successors) shall not be entitled to receive, any distributions from the Partnership under Article Six, whether cash or in-kind, on such Interests during the Interim Period (or from operations of the Partnership from any prior period) (except pursuant to Section 6.4 on sale of all or substantially all of the Property);

(b)    If any distribution is made on such Interest during the Interim Period, the Partner or other recipient of such distribution shall immediately return such distribution to the Partnership upon the General Partner’s request; and
(c)    The rights of the Partner(s) owning such Interest under Article Four and this Article Eight shall be suspended to the effect that such Partner(s) may not exercise rights or options to contribute, to dilute, to purchase or to vote on determinations under Article Four or this Article Eight.
Further, at the closing of an Interest purchased by the Class A Limited Partner, the Partnership, or the Partners under this Article Eight or otherwise under this Agreement, the Partnership, at the sole discretion of the General Partner, may elect to (i) treat the Valuation Date as the “effective date” of such closing, in which event the Selling Partner, or its successor, will not be entitled to any distributions nor receive any allocations of income, gain or loss attributable to the Interim Period or (ii) treat the closing date determined under Section 8.17(c) as the effective date of Closing, in which event the Selling Partner, or its successor seller, will be allocated income, gain and/or loss attributable to the Interim Period to the full extent of the Interest, but (y) in the event the Selling Partner, or its successor, is allocated a net gain or income, such person will only be entitled to “tax distributions” in cash, as calculated and distributed under Section 6.5 and with respect to only those net gain or income allocations attributable to the Interim Period or (z) in the event the Selling Partner, or its successor, is allocated a net loss or credit, such person will be subject to a credit or reduction in the Purchase Price payable at closing for the Interest conveyed.
ARTICLE 9
COSTS, OBLIGATIONS AND RESERVES
9.1    Costs. The Partnership will be responsible for paying all direct costs and expenses of the organization and operations of the Partnership, including, without limitation, organizational costs, filing fees, compensation of supervisory personnel, bookkeeping, accounting, office supplies, legal fees and costs, and all other fees, costs, and expenses directly attributable to the Partnership business. If any such costs and expenses are or have been advanced and paid by any Partner from such Partner’s own funds on behalf of the Partnership, then, subject to the approval of the General Partner, such Partner will be entitled to reimbursement by the Partnership for such payment if such payment is reasonable in amount and reasonably necessary for Partnership business (excluding any costs and expenses of the Class A Limited Partner or its Affiliates already included in the initial cost basis of the Real Property or the development costs through March 31, 2018 for which the Class A Limited Partner received credit as an Initial Capital Contribution pursuant to Section 4.2(b)).
9.2    Reserves. The General Partner may establish book-entry reserves or a separate reserve account and may deposit in such account from time to time such amounts as the General Partner reasonably determines to be appropriate or desirable.
ARTICLE 10
ACCOUNTING
10.1    Books of Account. The General Partner will cause the Partnership to maintain complete and accurate books and records of the Partnership and will cause the Partnership’s books and records and this Agreement to be maintained at the principal office of the Partnership. Each Partner, and such Partner’s representative or designee, will have access to the books and records of the Partnership to the extent required by the TBOC. If any Partner reasonably believes any information that was supplied to them by the General

Partner to be inadequate for any reason, such Partner will have the right, exercisable by delivering written notice to the General Partner, to inspect the Partnership’s books and records, at the sole expense of the Partner requesting the inspection, and the General Partner will within a reasonable time make the books, records, and all supporting documents and materials fully available to such Partner at the principal place of business of the Partnership, subject to Section 7.16. The books and records of the Partnership will be kept in accordance with sound and consistently applied accounting principles, reflect all Partnership transactions, and be appropriate and adequate to reflect the results of the Partnership’s operations and its financial condition in all material respects.
10.2    Fiscal Year. The fiscal year of the Partnership will be the calendar year (or such other annual period as the General Partner may determine).
10.3    Tax Returns. The General Partner will use reasonable efforts to cause a certified public accountant approved by the General Partner to prepare and timely file, at the Partnership’s expense, all tax returns and statements, if any, that must be filed on behalf of the Partnership with any taxing authority. The Partners will timely furnish to the General Partner all information and data required to prepare such tax returns and statements, and the General Partner will use commercially reasonable efforts to furnish to the Partners, within ninety (90) days after the end of each fiscal year of the Partnership, all information and data pertaining to the Partnership required to prepare the tax returns of the Partners. The General Partner will deliver copies of all tax returns filed by the General Partner on behalf of the Partnership to the Partners.
10.4    Tax Matters Representative. The General Partner (or its designee) will be designated as the “Partnership Representative” in accordance with the rules prescribed in Section 6223 of the Code.
(a)    The Partnership Representative is authorized and required to do the following: (i) to represent the Partnership (at the Partnership’s expense) in all disputes, controversies, or proceedings with tax authorities; (ii) to make any available election with respect to the Partnership Adjustment Procedures (as defined in in Section 6223 of the Code); (iii) to take any action the Partnership Representative deems necessary or appropriate to comply with the requirements of the Code; (iv) to conduct the Partnership’s affairs with respect to the Partnership Adjustment Procedures; and (v) to expend Partnership funds for professional services and costs associated therewith. The Partnership will indemnify and reimburse the Partnership Representative for all losses, claims, liabilities, damages, and expenses, including legal and accounting fees, incurred as a Partnership Representative pursuant to this Agreement, including in connection with any examination or proceeding.
(b)    Each Person who holds or has held any Interest in the Partnership will promptly provide such cooperation and assistance, including executing and filing forms or other statements and providing information about such Person, as is reasonably requested by the Partnership Representative in connection with a Partnership audit or to enable the Partnership to satisfy any applicable tax reporting or compliance requirements, to evaluate or make any tax election available to the Partnership under the Partnership Adjustment Procedures, to qualify for an exception from or reduced rate of tax or other benefit, or be relieved of liability for any tax regardless of whether such requirement, tax benefit, or tax liability existed on the date such Person was admitted to the Partnership. Such information shall include, but not be limited to, if such Person is an entity, providing the Partnership Representative with the type of entity, its federal income tax classification, the names of its direct and indirect owners and, if such direct or indirect owners are entities, with the types of entities and their respective federal income tax classifications.

(c)    The Partnership Representative may, in the Partnership Representative’s sole discretion, cause the Partnership to (i) elect out of the Partnership Adjustment Procedures under Code Section 6221(b); (ii) push out the final partnership adjustments to Partners under Code Section 6226(a); or (iii) pay such liability at the Partnership level.
(d)    To the extent the Partnership Representative elects to have such liability paid at the Partnership level, the Partnership shall make any payments of imputed underpayment, and penalties and interest thereon, that it may be required to make under the Partnership Adjustment Procedures (the “Tax Payment Amount”), and the Tax Payment Amount shall be allocated by the Partnership Representative among the Persons who held any Interest in the Partnership for the reviewed year in a manner that reflects such Persons’ respective interests in the Partnership for the reviewed year, adjusted by taking into account any attributes or actions taken by such Persons (including without limitation their tax-exempt status) that resulted in a reduction in the imputed underpayment, including but not limited to under Section 6225(c)(3) of the Code and the Regulations and administrative guidance thereunder. In making the allocation of imputed underpayment hereunder, the Partners intend that such allocation be made in the manner that would result in each Person being allocated a share of the imputed underpayment that is, as closely as possible, equal to the tax liability such Person would have with respect to the adjustment giving rise to the imputed underpayment if the Partnership Adjustment Procedures were not in effect. For the avoidance of doubt, if any Person (whether a current or former owner of an Interest) provides information to the Partnership Representative regarding its tax attributes or its amended U.S. federal income tax return for the reviewed year that directly results in a reduction in the imputed underpayment, such Person shall receive credit for such reduction in determining its share, if any, of the Tax Payment Amount.
(e)    Each Person holding any Interest in the Partnership agrees to indemnify and hold harmless the Partnership Representative and the Partnership from and against any liability with respect to such Person’s proportionate share of any Tax Payment Amount imposed at the Partnership level in connection with a Partnership-level tax audit of a taxable period during which such Person owned any Interest in the Partnership, regardless of whether such Person owns an Interest in the Partnership in the year in which such tax is actually imposed on the Partnership or becomes payable by the Partnership as a result of such audit. The Partnership may offset a Person’s share of any such Tax Payment Amount against any distribution from the Partnership. If not offset against a distribution, the General Partner, or if the Partnership Representative is not then the General Partner, the Partnership Representative, may deliver a written demand for payment to such Person to pay the Partnership in immediately available funds the amount that the General Partner or Partnership Representative determines is needed by the Partnership to discharge those obligations and to otherwise pay and reimburse, indemnify, and hold the Partnership harmless with respect to such Person’s share of any such Tax Payment Amount. If such a Person fails to timely pay the full amount of the required payment to the Partnership as so directed, such Person shall pay the Partnership interest at the General Interest Rate, on the amount under this Section 10.4 that such Person fails to timely pay. Any amount paid by (or any distribution retained from) a Person under this Section 10.4 will not be treated as a Capital Contribution or otherwise added to the Person’s Capital Account, except to the extent (if at all) the General Partner or Partnership Representative determines that such characterization or treatment is necessary or appropriate.
The obligations under this Section 10.4 of a Person holding any Interest will survive the liquidation, termination, or other transfer of all or any portion of the Person’s Interest in the Partnership and the dissolution, liquidation, winding up, and termination of the Partnership (which will be deemed to continue in existence for such purpose). The Partnership, the General Partner and the Partners who satisfied their obligations under this Section 10.4 may pursue and enforce all rights and remedies that they may have against a Person who holds or formerly held an Interest in the Partnership under this Agreement, including instituting a proceeding to collect any payments they or the Partnership are owed under this Section 10.4 with interest at the General Interest Rate, and exercising any other remedies they may have under this Agreement or applicable law. If the Partnership has terminated, this section shall be applied as if the Partnership continued to exist to the extent possible under applicable law.
10.5    Reports and Statements. Within forty-five (45) days after the end of each calendar quarter of the Partnership, the General Partner will exert commercially reasonable efforts, at the expense of the Partnership, to generate and distribute to the Partners (i) either internally or independently prepared unaudited financial statements, which financial statements will set forth as of the end of and for such quarter a profit and loss statement and a balance sheet of the Partnership; (ii) an executive summary of the operations of the Partnership for such quarter; and (iii) such other information as in the judgment of the General Partner is reasonably necessary for the Partners to be advised of the results of operations of the Partnership.
10.6    Tax Elections. Upon the request of any Partner or of any transferee of an Interest in the Partnership or assets of the Partnership, the General Partner may cause the Partnership to make an election to adjust the basis of the assets of the Partnership for federal income tax purposes, as provided in Code §754, if the General Partner determines, in the General Partner’s sole discretion, that such election is acceptable to the General Partner. Any adjustments to the tax basis of Property made as a result of such election will not be reflected in the Capital Account of the transferee Partner or on the books of the Partnership, and subsequent Capital Account adjustments for distributions and for depreciation, amortization, and gain or loss with respect to such property will disregard the effect of such basis adjustments. With respect to basis adjustments allocated to the common basis of Property, the provisions of Treas. Regs. §1.704-1(b)(2)(iv)(m) will apply. Any expenses of such election and any additional accounting or bookkeeping costs of the Partnership resulting from such election will be reimbursed to the Partnership by the party requesting that the election be made.
10.7    General Partner's Authority to File Combined Report. If, for any tax period, the Partnership (i) is part of a combined group for Texas franchise tax purposes (the “Combined Group”), and (ii) is required to be included in the filing of a combined report for Texas franchise tax purposes for such period, or is permitted to do so and the General Partner, in its sole discretion, determines that such a filing is desirable, the General Partner is authorized to file on behalf of the Partnership any consents, elections, and other documents and take such other action as may be necessary or appropriate to file, or be included in the filing of, a combined report. For purposes of this Section 10.7, any period for which the Partnership is included in a combined report for Texas franchise tax purposes is hereinafter referred to in this Agreement as a “Combined Report Year.”
10.8    Liability to Other Combined Group Partners for Partnership Combined Report Years. If the Partnership is included in a Combined Group for a Combined Report Year, the Partnership shall be responsible for paying and shall indemnify any other Partners of the Combined Group for any Texas franchise taxes for which the Partnership would have been liable for that year, computed as though the Partnership had filed a separate franchise tax return for such Partnership Combined Report Year (such amount, the “Separate Return Tax”). The General Partner is authorized to calculate the Separate Return Tax by choosing deductions that are appropriate in the General Partner’s reasonable discretion. To the extent another Partner of the Combined Group pays the Partnership’s Separate Return Tax for any Combined Report Year (such Partner is referred to as the “Paying Group Partner”), the General Partner is authorized to reimburse the Paying Group Partner for such tax. Further, if the Partnership is included in a Combined Group for a Combined Report Year and the Paying Group Partner is required to pay Texas franchise tax attributable to the Partnership as the result of the Partnership’s inclusion in the Combined group in excess of the Separate Return Tax (such amount, the “Excess Combined Return Tax”), then at the sole and exclusive election of the General Partner, the Partnership will be responsible for paying and shall indemnify any other Partners of the Combined Group for any such Excess Combined Return Tax directly attributable to the Partnership’s inclusion in the Combined Group. The Partners acknowledge and accept the risks, uncertainties, and potential costs that the Texas franchise tax laws and the applicable combined reporting requirements present to the Partnership and any decision or determination by the General Partner to pay all or any portion of any such Excess Combined Return Tax shall not be a breach or violation of any duty or obligation that the General Partner owes, or might owe, to the Partnership or any Partner, even if such determination and payment benefits the sole interests of the General Partner or its Affiliates and does not benefit the Partnership or any other Partner. To the extent a Paying Group Partner pays an Excess Combined Return Tax attributable to the Partnership for any Combined Report Year, the General Partner is authorized to reimburse the Paying Group Partner for all or any portion of such Tax.
10.9    Interim Estimated Payments. If the Combined Group is required to make estimated franchise tax payments during a Combined Report Year, the Partnership shall reimburse the Paying Group Partner, if any, for the portion of the estimated tax payments that are attributable to the inclusion of the Partnership in the Combined Group (calculated in accordance with the principles set forth in Section 10.7. Any such reimbursed amounts so paid by the Partnership in any year shall operate to reduce the Separate Return Tax and, if applicable, the Excess Combined Return Tax obligation of the Partnership pursuant to Section 10.7. The General Partner shall request a refund from the Paying Group Partner in the event the total estimated tax payments for a Combined Report Year exceed the Separate Return Tax or Excess Combined Return Tax for such year.
10.10    Tax Adjustments. In the event of any adjustment to the tax returns of the members of the Combined Group as filed (by reason of an amended return, claim for refund, or an audit by the Office of the Texas Comptroller (the “Comptroller”), the liability of the members of the Combined Group under Sections 10.8 shall be redetermined to give effect to any such adjustment as if it has been made as part of the original computation of tax liability, and members of the Combined Group shall satisfy any underpayments or overpayments within the Combined Group with thirty (30) days after any deficiency payments are made to the Comptroller or refunds are received from the Comptroller, or, in the case of contested proceedings, within thirty (30) days after a final determination of the contest.
10.11    Partnership Subsidiaries. All taxable entities owned by the Partnership that are includable as members of the Combined Group shall be subject to this Agreement. If at any time the Partnership acquires or creates one or more taxable entities that are includable as members of the Combined Group, such entities shall be subject to these Sections 10.7 through 10.13 regardless if the entity qualifies as a “passive entity” in any year. All references to the Partnership herein shall thereafter be interpreted to refer to the Partnership and such entities as a group.
10.12    Intent and Interpretation. The intent of this Section 10.12 is that the Partnership should make the Paying Group Member whole, without more, by reimbursing the Paying Group Member only to the extent of the Partnership’s Separate Return Tax, except if an Excess Combined Return Tax is paid, and then to the extent of the additional Excess Combined Return Tax, as determined by the General Partner, pursuant to Section 10.8. Any ambiguity in the interpretation hereof shall be resolved, with a view to effectuating such intent, in favor of the Paying Group Member.
10.13    Combined Group Reporting Agreement. The General Partner, is authorized and empowered to enter into a “Combined Group Reporting Agreement” with other members of the Combined Group setting forth terms and conditions acceptable to the General Partner, to implement the provisions of Sections 10.7 through 10.13 of this Agreement.

ARTICLE 11

POWERS OF ATTORNEY
11.1    Power of Attorney. Each Limited Partner hereby makes, constitutes, and appoints the General Partner its true and lawful attorney-in-fact, for it and in its name, place, and stead and for its use and benefit, from time to time:
(a)    To make and execute all agreements amending this Agreement and the Certificate, as now or hereafter executed or amended, that may be appropriate to reflect:
(i)    A change of the name or location of the principal or registered place of business of the Partnership;
(ii)    The disposal by a Limited Partner of its Interest in the Partnership in any manner permitted by this Agreement;
(iii)    A person becoming an additional or a substituted Limited Partner of the Partnership, provided that such admission or substitution will be in accordance with this Agreement; and/or
(iv)    A change in any provision of this Agreement adopted in accordance with the provisions hereof, or the exercise by any person of any right or rights hereunder.
(b)    To make such certificates, instruments, and documents as required by, or appropriate under, the laws of any state or other jurisdiction that the Partnership is doing or intends to do business, in connection with the use of the name of the Partnership by the Partnership; and
(c)    To make such certificates, instruments, and documents as the Limited Partner may be required, or as may be appropriate for a Limited Partner to make, by the laws of any state or other jurisdiction to reflect:
(i)    A change of name or address of the Limited Partner, or
(ii)    Any changes in or amendments to this Agreement.
Each of such agreements, certificates, instruments, and documents will be in such form as such attorney-in-fact and counsel for the Partnership deems appropriate. The powers herein conferred to make agreements, certificates, instruments, and documents will be deemed to include without limitation the powers to sign, execute, acknowledge, swear to, verify, deliver, file, record, or publish the same.

Each Limited Partner hereby: (a) authorizes such attorney-in-fact to take any further action which such attorney-in-fact considers necessary or advisable in connection with any of the foregoing; (b) gives such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in and about the foregoing as fully as though the Limited Partner might or could do if personally present; and (c) ratifies and confirms all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.
11.2    Duration of Power. The power of attorney granted herein:

(a)    Is a special power of attorney coupled with an interest, is irrevocable, and will survive the death, incapacity, bankruptcy, or insolvency of the Limited Partner; and
(b)    Will survive the delivery of an assignment by the Limited Partner of the whole or a portion of its Interest, except that where such assignment is of the Limited Partner’s entire Interest and the purchaser, transferee, or assignee thereof, with the consent of the General Partner, is admitted as a substituted Limited Partner, the power of attorney will survive the delivery of such assignment for the sole purpose of enabling such attorney-in-fact to execute, acknowledge, and file any such agreement, certificate, instrument, or document necessary to effect such substitution.
ARTICLE 12
PARTNER REPRESENTATIONS AND WARRANTIES
12.1    Representations and Warranties. Each of the Partners, by execution of this Agreement, hereby severally (but not jointly) represents and warrants to and covenants with the Partnership and the other Partners as follows:
(a)    Organization and Good Standing. Such Partner, if a corporation, partnership, limited liability company, trust, or other entity, is duly organized or formed, validly existing, and in good standing under the law of the state of its incorporation, formation, or organization, and if required by law is duly qualified to do business and in good standing in the jurisdiction of its principal place of business (if not formed in that jurisdiction).
(b)    Authority; No Conflict. Such Partner has the right, power, legal capacity, and authority to execute and deliver this Agreement and to consummate any transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Partner, and constitutes the valid, legal, and binding agreement of such Partner. The individual or individuals executing this Agreement, and any and all documents contemplated in it, on behalf of such Partner has or have the legal power, right, and actual authority to bind such Partner to the terms and conditions in this Agreement and in those documents. No authorization, consent, or approval of, notice to, or filing with, any other person, entity, or governmental authority, is required for the execution, delivery, and performance by such Partner of this Agreement. Neither the execution, delivery, or performance by such Partner of this Agreement, nor compliance of the terms and provisions of this Agreement, conflicts or will conflict with, or will result in, a breach or violation of any of the terms, conditions, or provisions of any law, governmental rule or regulation, or any other agreement of such Partner, or any order, writ, injunction, or decree of any court or governmental authority against such Partner, or by which it or any of its properties is bound, or any indenture, mortgage, contract, or other agreement or instrument to which such Partner is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties. No further approval of any person or entity is required for the execution and delivery of this Agreement by such Partner or the consummation of any of the transactions contemplated by this Agreement.
(c)    No Distribution. Such Partner, and each assignee or transferee of such Partner by acceptance of the rights and interests of such Partner in the Partnership, represents and warrants to and covenants and agrees with the Partnership and the other Partners, with the intent that the same be relied upon in determining suitability as a Partner in the Partnership, that such Partner’s Interest has been acquired under this Agreement for such Partner’s own account, for investment, and not with a view to or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Interest, and that such person will not sell or assign any Interest in the Partnership without having first delivered to the General Partner and the Partnership an opinion of counsel satisfactory to the General Partner that such sale or assignment does not violate the Securities Laws, or the registration or qualification provisions of any other securities law, state or federal, applicable thereto or any of the other provisions of this Agreement.
(d)    Accredited Investor. Such Partner is of legal age and is an “ACCREDITED INVESTOR” as that term is defined in Regulation D promulgated under the Securities Act. That is, such Partner is:
(i)    a natural person whose net worth, or joint net worth with the Partner’s spouse, at the time of purchase exceeds $1,000,000.00, excluding the value of the primary residence of such Partner; or
(ii)    a natural person whose income has been in excess of $200,000.00 in each of the two (2) most recent years or joint income with that person’s spouse in excess of $300,000.00 in each of those years, and who reasonably expects to reach that same income in the year this investment is made; or
(iii)    a trust with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring an Interest and whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D; or
(iv)    an organization described in Code §501(c)(3), a corporation, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring an Interest, with total assets in excess of $5,000,000; or
(v)    one of the following: (A) a bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting for its own account or in its fiduciary capacity; (B) a broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; (C) an insurance company as defined in Section 2(a)(13) of the Securities Act; (D) an investment company registered under the Investment Corporation Act of 1940; (E) a business development company as defined in the Investment Corporation Act of 1940; (F) a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; (G) a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; or (H) an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons who are accredited investors; or
(vi)    a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940; or

(vii)    an entity in which all of the equity owners are accredited investors; or
(viii)    the General Partner or an executive officer or director of the Partnership or the General Partner.
(e)    High Risk Venture. Such Partner understands that the Partnership has no financial or operating history and limited assets, that this is the Partnership’s first venture, and that there are very high risks incident to the ownership of an Interest in the Partnership. Such Partner has carefully reviewed and understands the high degree of risk and speculative nature of, and other considerations relating to, a purchase of an Interest in the Partnership, including the tax risks.
(f)    Substantial Transfer Restrictions. Such Partner understands that an investment in the Partnership is not a liquid investment. In particular, such Partner recognizes that:
(i)    Such Partner must bear the economic risk of investment in the Partnership for an indefinite period of time, since the Interests in the Partnership have not been registered under any Securities Laws and cannot be sold unless they are either subsequently registered under such Securities Laws (which is neither contemplated by nor required of the General Partner) or an exemption from such registration is available;
(ii)    No federal or state agency has made any finding or determination as to the fairness of an investment in, nor any recommendation or endorsement of, an investment in the Partnership. Such Partner understands that its Interest has not been registered under any Securities Laws in reliance upon applicable exemptions;
(iii)    There is no established market for an investment in the Partnership and that it is not anticipated that any public market for such investment will develop in the near future;
(iv)    The right to transfer an Interest in the Partnership is restricted, as described in this Agreement; and
(v)    The tax effects that may be expected from investment in an Interest in the Partnership are not susceptible to firm prediction, and new developments and rulings of the Internal Revenue Service, audit adjustments, court decisions, or legislative changes may have an adverse effect on one or more of the tax consequences expected by the Partnership.
(g)    No Representations. Such Partner represents that none of the following have been represented, guaranteed or warranted to such Partner by any broker, the General Partner, its agents or employees, or any other person, expressly or by implication:
(i)    The length of time that such Partner will be required to remain as the owner of an Interest in the Partnership;
(ii)    The percentage profit and/or the amount or type of consideration, profit or loss (including tax write-offs and/or tax benefits) to be realized, if any as a result of an investment in the Partnership; or

(iii)    That the past performance or experience on the part of the General Partner or any officer, director or affiliate, any securities broker or finder, their partners, associates, agents, or employees or any other person, will in any way indicate the predictable results of the ownership of an Interest in the Partnership.
(h)    Investing Experience. Such Partner, or representative therefor, has such knowledge and experience in financial and business matters, including investing in or dealing with businesses and activities similar to those of the Partnership, that such Partner is capable of evaluating the merits and risks of an investment in the Partnership. Such Partner is able to bear the economic risk of an investment in the Partnership, including the risk of holding indefinitely any Interest acquired by such person. Such Partner has made other speculative investments and together with a Purchaser representative, if any, has the capacity to evaluate the risks and merits of this investment and to make an informed investment decision.
(i)    No Reliance; Full Access. Such Partner has relied on its own professional advisors for legal, tax, and investment advice in evaluating an investment in the Partnership, and has not relied on another Partner for such advice. Such Partner has been afforded full access to representatives of the General Partner for purposes of such inquiry as such Partner deems appropriate, and all information requested by such Partner concerning the Partnership has been supplied.
(j)    Illiquidity. Such Partner has adequate means of providing for current needs and all possible personal contingencies and has no need for liquidity in an investment in the Partnership. Such Partner could afford to sustain a loss of the entire investment in the Partnership if such loss should occur.
(k)    Inspection. Such Partner is familiar with the existing or proposed business, financial condition, properties, operations, and prospects of the Partnership and has asked such questions, and conducted such due diligence concerning such matters and concerning its acquisition of its Interest as it has desired to ask and conduct, and all such questions have been answered to its full satisfaction. Such Partner understands that all documents, records, and books pertaining to the Partnership and the Business have been made available for inspection by such Partner or such Partner’s attorney, accountant, and advisors, and that the books and records of the General Partner will be available, upon reasonable notice, for inspection by Partners during reasonable hours at the General Partner’s principal place of business. Such Partner has had an opportunity to ask questions of and receive answers from the General Partner, or a person or persons acting on such Partner’s behalf, concerning the terms and conditions of an investment in the Partnership.
12.2    Reimbursement Obligation. If the Partnership is required to expend any sum or incur any expense as a result of any particular reporting requirements for any Limited Partner, other than reporting requirements that can be satisfied or extrapolated from data and reports required pursuant to this Agreement, such as the preparation of an annual estimate of the market value of a Limited Partner’s Interest, such expense will be borne solely by the Limited Partner requiring such report. Such Limited Partner agrees to promptly reimburse the Partnership for such cost and expense.
12.3    Indemnification of Partnership, General Partner and Others. Each Limited Partner understands the meaning and legal consequences of the representations and warranties contained herein, and hereby agrees to indemnify and hold harmless the General Partner and the Partnership and their officers, directors, agents, and employees from and against any and all loss, damage or liability due to or arising out of a breach of any representation or warranty of the undersigned contained in this Agreement.

Notwithstanding any of the representations, warranties, acknowledgements, or agreements made herein, the Partners do not in any manner waive any non-waivable rights granted under federal or state securities laws.
12.4    Represented Parties. In connection with the preparation and execution of this Agreement, the formation of the Partnership, and any investment in the Partnership, Armbrust & Brown, PLLC (the “Firm”) has represented only the General Partner, the Class A Limited Partner, and the Partnership (collectively in such capacity, the “Represented Parties”). The Firm has not represented and does not intend to represent any Partner other than the General Partner and the Class A Limited Partner, and has not provided legal, tax, or business advice to any other Partner in connection with this Agreement, the formation of the Partnership, any investment in the Partnership, and the Transactions. Each Class B Limited Partner has been advised to retain and is, and will be, relying on separate counsel in connection with this Agreement, the formation of the Partnership, any investment in the Partnership, and the Transactions (or has had the opportunity to retain separate counsel and declined to do so). The Partnership and each Partner hereby acknowledges that it has read and agrees to the provisions of Exhibit “D”, attached hereto and incorporated herein, concerning the Firm’s continued representation of the Represented Parties and/or the Partnership on future matters, as requested by those parties, and consents to such representation as set forth in Exhibit “D”.
ARTICLE 13

DEFAULT BY A PARTNER
13.1    Events of Default. Each of the following events shall be deemed to be an “Event of Default” by a Partner:
(a)    Failure of a Partner to make the Initial Capital Contribution when due and the continuance of such failure for a period of two (2) days written notice thereof has been given to such Partner.
(b)    Material violation of any of the provisions of this Agreement (not involving capital contributions addressed in Section 13.1(a)) and failure to remedy or commence curative action for such violation within thirty (30) days after written notice thereof has been given to such Partner and thereafter diligently pursue such curative action to remedy thereof.
(c)    The making of an assignment for benefit of creditors or the filing of a petition under any section or chapter of the Bankruptcy Code (Title 11, USCS), as amended, or under any similar law or statute of the United States or any state thereof.
(d)    Adjudication of a Partner as bankrupt or insolvent in proceedings filed against the Partner under any section or chapter of the Bankruptcy Code (Title 11, USCS), as amended, or under any similar law or statute of the United States, or any state thereof without further possibility of appeal or review.
(e)    The appointment of a receiver for all or substantially all of the assets of a Partner and the failure to have such receiver discharged within thirty (30) days after appointment.
(f)    Any transfer or attempted transfer in violation of Article Eight.
13.2    Effect of Default. Upon the occurrence of an Event of Default by a Partner, upon a determination of and written notice from the General Partner, the defaulting Partner shall automatically forfeit for the duration of the default any of the following rights: (i) to receive distributions from the Partnership, and (ii) to vote on, consent to, or approve any Partnership action. Upon the occurrence of an Event of Default by a Partner, upon a determination of and written notice from the General Partner, the non-defaulting Partner(s) shall have the right, but not the obligation, to purchase the Interest of the defaulting Partner for a price equal to eighty percent (80%) of its Computed Value, as such value is determined in Section 8.16. If there is more than one (1) non-defaulting Partner, each non-defaulting Partner shall have the right, but not the obligation, to purchase the Interest of the defaulting Partner in the ratio that their respective Capital Interest bear to the total Capital Interests of all non-defaulting Partners desiring to purchase or in such other ratio as they may agree. Such option to purchase may be exercised by the non-defaulting Partner(s) by the delivery of notice of intent to purchase under this Section 13.2 in writing to the defaulting Partner at any time prior to the time that all such default(s) are cured by the defaulting Partner. The sale and purchase of the defaulting Partner’s Interest under this Section 13.2 will be closed within one hundred fifty (150) days thereafter on the date selected in the sole discretion of the purchasing non-defaulting Partner(s). The purchase price shall be payable in the manner provided in Section 8.17.
ARTICLE 14

WINDING-UP AND TERMINATION
14.1    Winding Up and Termination. The Partnership will be wound up and its existence terminated, upon the earliest to occur of:
(a)    the agreement of the General Partner and approval of the Limited Partners to wind up and terminate the Partnership;
(b)    the bankruptcy of the Partnership; or
(c)    the sale and distribution of substantially all of the property of the Partnership.
For the purposes of this Agreement, a bankruptcy of a person means the filing of a petition for relief as to any person as debtor or bankrupt under the Bankruptcy Code of 1978, as amended, or a successor statute thereto (except if such petition is contested by such person), or the filing by such person or by another of a petition or application to declare the insolvency of such person or for the appointment of a receiver or a trustee for such person or a substantial part of such person’s assets; provided, however, if such proceeding is commenced by another, such person must indicate such person’s approval of such proceeding, consent thereto or acquiesce therein, or fail to have such proceeding dismissed within one hundred twenty (120) days. The death, incompetency, insolvency, bankruptcy, or retirement of a Limited Partner will not result in the winding up or termination of the Partnership.
14.2    Restoration of Deficit Capital Account. Upon the winding-up, termination, and liquidation of the Partnership, or the termination of the Partnership for tax purposes under Code §708(b)(1)(B), no Partner will have the obligation to restore the deficit balance of such Partner’s Capital Account, if any.
14.3    Winding Up and Liquidation. Upon the termination of the Partnership in accordance with this Agreement, its business will be wound up and liquidated as rapidly as business circumstances will reasonably permit, and the winding up and liquidation of the Partnership will be handled by a liquidating agent, who shall be the General Partner, unless termination takes place under Section 14.1(d) of this Agreement. The winding up and liquidation will consist of the use, application, and distribution of the assets and properties of the Partnership as hereinafter provided and at its conclusion the Partnership will terminate.

The liquidating agent, whether original or successor, individual or corporate, will not be liable for any action taken or omitted in its capacity as liquidating agent hereunder, except for its own gross negligence or willful misconduct. Any corporate liquidating agent, other than the General Partner or its Affiliates, will be entitled to reasonable compensation commensurate with the duties and responsibilities involved, but no individual liquidating agent will receive compensation for such agent’s services unless expressly approved by the Partners selecting such agent. The liquidating agent may sell all of the assets of the Partnership, including, without limitation, the Property, at reasonable market terms and conditions, or it may distribute those properties in kind; provided, however, that the liquidating agent will ascertain the fair market value (by appraisal or other reasonable means) of all Property remaining unsold and distributed to the Partners in kind, and the income, gain, loss, deduction, and credit that would have been realized will be allocated to the Partners (and each Partner’s Capital Account will be debited or credited, as the case may be) in accordance with Article Five, as if such assets had been sold for such fair market value. All of the assets of the Partnership, including, without limitation, the proceeds of sales, if any, of the Property or any portion thereof, and all other cash and property, if any, then on hand in the Partnership will be applied and distributed, based on the fair market value thereof as determined in accordance with the preceding sentence, in the order or priority set forth in Section 6.4 above, but after the allocations provided in Article Five.
14.4    Effect of Termination. Termination of the Partnership will not release any of the Partners from their contractual obligations under this Agreement.
14.5    Right of Partition Waived. Each of the Partners hereby agrees to and hereby irrevocably waives for the duration of this Agreement any right any such Partner might have to cause the Partnership or any of its assets to be partitioned, to compel any sale of all or any portion of the assets of the Partnership pursuant to any applicable law or laws or to file a complaint or to institute any proceeding, at law or in equity, to cause the winding up or termination of the Partnership, except as expressly provided for in this Agreement. Each of the Partners hereby acknowledges and agrees that such Partner has been induced to enter this Agreement in reliance upon the mutual waivers set forth in this Section 14.5 and, without such waivers, no Partner would have entered into this Agreement. No Partner has any interest in specific property, but the Interests of all Partners are, for all purposes, personal property.
ARTICLE 15
MISCELLANEOUS
15.1    Notices. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice must be in writing, signed by or on behalf of the person giving the notice, and will be deemed to have been given when actually delivered by personal delivery, one (1) business day after being placed for express delivery with Federal Express or other overnight carrier or two (2) business days after sent by registered or certified mail, return receipt requested, postage and charges prepaid, addressed to the person or persons to whom such notice is to be given at the address set forth opposite the Partners’ signatures to this Agreement (or at such other address as shall be stated in a notice similarly given).
15.2    Binding Effect. Except as herein otherwise provided to the contrary, this Agreement will be binding upon and will inure to the benefit of the parties hereto, their personal representatives, successors, and assigns.
15.3    No Oral Modification. No modification or waiver of this Agreement or any part hereof will be valid or effective unless in writing; and no waiver of any breach or condition of this Agreement will be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.
15.4    Applicable Laws and Venue. This Agreement and the rights of the parties to this Agreement will be governed by and construed in accordance with the laws of the state of Texas, without giving effect to the principles of conflict of laws. The Partnership and each Partner hereby irrevocably submits in any suit, action, or proceeding arising out of or relating to this Agreement or the Partnership’s, or any Partner’s performance of this Agreement, or rights or obligations under this Agreement to the jurisdiction of the federal and state courts sitting in Austin, Travis County, Texas and waives any and all objections to the jurisdiction of, or venue in, such court that the Partnership or any such Partner may have under applicable laws.
15.5    Gender. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the person or entity may require.
15.6    No Implied Waiver. The failure of any Partner to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power, or remedy contained in this Agreement will not be construed as a waiver or a relinquishment thereof for the future.
15.7    Legal Construction. In case any one or more of the provisions contained in this Agreement are for any reason held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. Furthermore, in lieu of each such illegal, invalid or unenforceable provision there will be substituted a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable. The Partners acknowledge that this is a fully negotiated document and that a full and fair opportunity has been provided for review and comment on the provisions in this Agreement by all of the Partners and their respective representatives and attorneys and any rule of construction that ambiguities are to be resolved against the drafting party or any particular partner will not be applicable to this Agreement. Every covenant, term, and provision of this Agreement will be construed simply according to its fair meaning and not strictly for or against any Partner.
15.8    Headings. The headings contained herein are for administrative purposes only and will not control or affect the meaning or construction of any provision of this Agreement.
15.9    Multiple Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. However, in making proof hereof, it will be necessary to produce only one original copy hereof or fax copy of the executed original signed by the party to be charged.
15.10    Execution of Documents. Each party hereto agrees to execute, with acknowledgement or affidavit, if required, any and all documents and writing which may be necessary or expedient in connection with the creation of the Partnership and the achievement of its purposes.
15.11    Reliance on Authority of General Partner. In no event will any person dealing with the General Partner with respect to any property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expediency of any act or action of the General Partner; and, every contract, agreement, deed, mortgage, promissory note, or other instrument or document executed by the General Partner with respect to any property of the Partnership will be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that: (i) at the time of execution and/or delivery thereof, this Agreement was in full force and effect; (ii) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership and all of the Partners thereof; and (iii) the General Partner has been duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.
15.12    No Third-Party Beneficiary. Except as otherwise specifically set forth in this Agreement, this Agreement is made solely and specifically among and for the benefit of the parties named herein, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person will have any right, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.
15.13    Amendments. Except as otherwise provided in this Agreement, this Agreement may not be amended, altered, or modified except by instrument in writing and signed by the General Partner and approved by the Limited Partners; provided, however, this Agreement may not be amended, altered, or modified in any way that would materially affect a Class B Limited Partner’s economic rights (i.e., capital contributions, returns, and distribution priorities and amounts) under this Agreement without such Class B Limited Partner’s approval.
15.14    Reliance on Authority of Person Signing Agreement. If a Partner is an entity other than a natural person, neither the Partnership nor any Partner shall: (i) be required to determine the authority of the person signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstances bearing upon the existence of the authority of such person, or (ii) be required to see to the application or distribution of proceeds paid or credited to persons signing this Agreement on behalf of such entity.
15.15    Attorney’s Fees. If a suit or other judicial or other dispute resolution action is filed in a court of law or submitted to arbitration or mediation, the prevailing party shall be entitled to reasonable attorney’s fees, expenses and court costs.
15.16    Usurious Interest. Notwithstanding any of the above listed interest rates, the interest rate charged on any loan under this Agreement will not exceed the maximum rate allowed by applicable law.
15.17    Time is of Essence. Time is of the essence with all things pertaining to this Agreement.
15.18    Entire Agreement. This Agreement contains the entire agreement among the Partners relating to the subject matter and any prior oral or written agreements or any representations or offers whatsoever not contained herein are terminated.
15.19    Dispute Resolution.
(a)    Negotiated Resolution. If any dispute or deadlock arises (i) out of or relating to, this Agreement or any alleged breach thereof, or (ii) with respect to any of the transactions or events contemplated hereby, the party desiring to resolve such dispute shall deliver a written notice of the dispute including the specific facts of the dispute (“Dispute Notice”) to the other parties of such dispute. If any party delivers a Dispute Notice pursuant to this Section 15.19, the parties involved in the dispute shall meet at least twice within the thirty (30) day period commencing with the date of the Dispute Notice and in good faith shall attempt to resolve such dispute.

(b)    Mediation. If any dispute is not resolved or settled by the parties as a result of negotiation pursuant to Section 15.19(a), the parties shall submit the dispute to non-binding mediation before a retired judge of a Federal District Court or Texas District Court, or some similarly qualified, mutually agreeable individual. The parties shall bear the costs of such mediation equally.
(c)    Arbitration. If the dispute is not resolved by mediation pursuant to Section 15.19(b), or if the parties fail to agree upon a mediator, within ninety (90) days after the Dispute Notice, the dispute shall be settled by arbitration conducted in Austin, Texas which shall be in accordance with the rules and procedures of the American Arbitration Association, and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code). The arbitration of such issues, including the written determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon all parties. The arbitrator shall be empowered to impose sanctions and to take such other actions as the arbitrator shall deem necessary to the same extent a judge could pursuant to the Federal or Texas Rules of Civil Procedure and applicable law. Notwithstanding the foregoing, the arbitrator shall not be authorized to award punitive damages with respect to any such claim or controversy, nor shall any party seek punitive damages relating to any matter under, arising out of or relating to this Agreement in any other forum. Except as otherwise set forth in this Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved including reasonable attorneys’ fees incurred by the party determined by the arbitrator to be the prevailing party shall be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator. The parties shall instruct the arbitrator to render its decision no later than ninety (90) days after the submission of the dispute.
(d)    Confidentiality. Each party agrees to keep all disputes and mediation and arbitration proceedings strictly confidential, except for disclosures of information in the ordinary course of business of the parties or by applicable law or regulation.

[Remainder of page intentionally left blank.]
[Signature pages follow.]

EXECUTED in multiple counterparts, by the General Partner and by the Limited Partners, as of the Effective Date.

Address:	GENERAL PARTNER:

212 Lavaca Street, Suite 300	THE SAINT MARY GP, L.L.C., a Texas limited
Austin, Texas 78701	liability company

	By:	Circle C GP, L.L.C., a Delaware limited liability
company, Manager

		By:	/s/ Erin D. Pickens
Erin D. Pickens, Senior Vice President

COUNTERPART SIGNATURE PAGE

TO AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF THE SAINT MARY, L.P.
By execution of this counterpart signature page, the undersigned named limited partner hereby becomes the Class A Limited Partner of THE SAINT MARY, L.P., a Texas limited partnership (the “Partnership”), pursuant to the Amended and Restated Limited Partnership Agreement of the Partnership (the “Agreement”). The undersigned hereby agrees to be bound by all of the terms and conditions of the Agreement and authorizes the General Partner to attach this counterpart signature page to the Agreement and, when so attached with the signature pages of all of the Partners, such Agreement will constitute one and the same document as if all signatories had originally signed thereon.

Dated Effective:	June 18	,2018

Address:			CLASS A LIMITED PARTNER:

212 Lavaca Street, Suite 300			CIRCLE C LAND, L.P., a Texas limited
Austin, Texas 78701			partnership

			By:	Circle C GP, L.L.C., a Delaware limited liability
company, General Partner

				By:	/s/ Erin D. Pickens
Erin D. Pickens, Senior Vice President

COUNTERPART SIGNATURE PAGE

TO AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF THE SAINT MARY, L.P.
By execution of this counterpart signature page, the undersigned named limited partner hereby becomes a Class B Limited Partner of THE SAINT MARY, L.P., a Texas limited partnership (the “Partnership”), pursuant to the Amended and Restated Limited Partnership Agreement of the Partnership (the “Agreement”). The undersigned hereby agrees to be bound by all of the terms and conditions of the Agreement and authorizes the General Partner to attach this counterpart signature page to the Agreement and, when so attached with the signature pages of all of the Partners, such Agreement will constitute one and the same document as if all signatories had originally signed thereon.

Dated Effective:	June 19	,2018

			CLASS B LIMITED PARTNER:

			By:	/s/ Class B Limited Partners listed on Exhibit "A"

JOINDER OF SPOUSE, IF APPLICABLE

The undersigned, being the spouse of a Class B Limited Partner whose signature appears above, subscribes his or her name as evidence of agreement and consent to the Amended and Restated Limited Partnership Agreement of THE SAINT MARY, L.P., and the dispositions made of the partnership interests in THE SAINT MARY, L.P. referred to in the Amended and Restated Limited Partnership Agreement, and to all other provisions thereof.

Dated Effective: [________________], 2018.

SPOUSE:

Printed Name:
Spouse of:

EXHIBIT “A”

TO THE AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF THE SAINT MARY, L.P.
Partners’ Capital Interests, Voting Interests,
and Initial Capital Contributions

Partners	Capital Interest	Voting Interest	Initial Capital Contribution

General Partner:

The Saint Mary GP, L.L.C.	0.10%	0.10%	$16,289

Class A Limited Partner:

Circle C Land, L.P.	50.7873%	50.7873%	$8,272,812(1)

Class B Limited Partners:

Druid Hills Capital, LLC	6.1391%	6.1391%	$1,000,000
The Kevin S. Sooch Trust of 1998	6.1391%	6.1391%	$1,000,000
GRS123, LLC	6.1391%	6.1391%	$1,000,000
Pixie Holdings, LP	3.0695%	3.0695%	$500,000
LCHM Holdings, LLC	6.1391%	6.1391%	$1,000,000
JBM Trust	6.1391%	6.1391%	$1,000,000
Lili Marie Jamail	4.6043%	4.6043%	$750,000
Blue Bird DE LP	4.6043%	4.6043%	$750,000
Circle C Land, L.P.	6.1391%	6.1391%	$1,000,000

Class B Limited Partners Subtotal:	49.1127%	49.1127%	$8,000,000

Total:	100.00%	100.00%	$16,289,101

(1)	See Section 4.2(b) for the Class A Limited Partner’s Initial Capital Contribution.

Exhibit “A”

EXHIBIT “B”

TO THE AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF THE SAINT MARY, L.P.
Property Description

Lot 1, Block A, Circle C Ranch, Tract 101, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 201600123 of the Official Public Records of Travis County, Texas.

Exhibit “B”

APPENDIX “A”

TO THE AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF THE SAINT MARY, L.P.
Allocation Provisions
A.1    Capital Account Computations and Adjustments. Each Partner’s Capital Account, Adjusted Capital Account, and Adjusted Capital Account Deficit will be defined and determined as follows:
(a)    Capital Account. A separate capital account (“Capital Account”) will be maintained by the Partnership for each Partner.
(i)    The Capital Account of each Partner will be credited with the Partner’s capital contributions (at net fair market value with respect to contributed property) and shall be appropriately adjusted to reflect each Partner’s allocations of profits, gains, losses, deductions, the net fair market value of distributions made to the Partner, and such other adjustments as shall be required by Code §704(b) and the Treas. Regs. promulgated thereunder. Except as otherwise expressly set forth in this Agreement, no interest shall be paid on any Capital Account.
(ii)    Upon any transfer of an interest in the Partnership, as permitted in this Agreement, the respective Capital Accounts of the transferor and transferee shall be adjusted in accordance with Treas. Regs. §1.704-1(b)(2)(iv)(l) and any other applicable federal income tax regulation then in effect.
(iii)    Except as specifically provided in this Agreement, no Partner may contribute capital to, or withdraw capital from, the Partnership. To the extent any monies that any Partner is entitled to receive pursuant to Article Six of this Agreement would constitute a return of capital, each of the Partners consents to the withdrawal of such capital.
(iv)    Loans by a Partner to the Partnership will not be considered contributions to the capital of the Partnership and will not increase the Capital Account of the lending Partner.
(v)    References in any section or subsection to the Capital Account of a Partner are intended to refer to such Capital Account as the same may be increased or decreased from time to time as the result of any prior allocations or distributions pursuant to Articles Five and Six of this Agreement.
(vi)    The General Partner, in its discretion, may: (i) upon the occurrence of one or more of the events set out in Treas. Regs. §1.704-1(b)(2)(iv)(f)(5)(i)-(iii), increase or decrease the Capital Accounts of the Partners to reflect a revaluation of Partnership property (including intangible assets such as goodwill) on the Partnership books as long as such adjustments comply with the requirements of Treas. Regs. §1.704-1(b)(2)(iv)(f)(5), and (ii) reflect property on the books of the Partnership at a book value that differs from the adjusted

Appendix “A” - Page 1

tax basis of the property in accordance with Treas. Regs. §1.704-1(b)(2)(iv)(g).
(b)    Adjusted Capital Account. “Adjusted Capital Account” means, with respect to a Partner, such Partner’s Capital Account after: (i) crediting to such Capital Account any amount which such Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Treas. Regs. §§ 1.704-2(g)(1) and 1.704-2(i)(5); (ii) crediting to such Capital Account any amount such Partner is unconditionally obligated to contribute to the Partnership under this Agreement or applicable law; (iii) crediting to such Capital Account any Partnership debt that such Partner is personally obligated to pay and bears the economic risk of loss; and (iv) debiting to such Capital Account the items described in Treas. Regs. §1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account is intended to comply with the provisions of Treas. Regs. §§1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.
(c)    Adjusted Capital Account Deficit. “Adjusted Capital Account Deficit” means, with respect to a Partner, the deficit balance, if any, in that Partner’s Adjusted Capital Account.
A.2    Superseding Allocation Provisions.
(a)    Capital Account Deficits. Notwithstanding anything to the contrary in this Appendix “A” (except Paragraph A.2(a)(i) below), no Limited Partner shall be allocated any item to the extent that such allocation would create or increase a deficit in such Limited Partner’s Capital Account.
(i)    Obligations to Restore. For purposes of applying this Paragraph A.2(a)(i), in determining whether an allocation would create or increase a deficit in a Limited Partner’s Capital Account, such Capital Account shall be reduced for those items described in Treas. Regs. §§1.704-1(b)(2)(ii)(d)(4), (5) and (6) and shall be increased by any amounts which such Partner is obligated to restore or is deemed obligated to restore pursuant to the penultimate sentences of Treas. Regs. §§1.704-2(g)(1) and 1.704-2(i)(5). Further, such Capital Accounts shall otherwise meet the requirements of Treas. Regs. §1.704-1(b)(2)(ii)(d).
(ii)    Reallocations. Any loss or deduction of the Partnership, the allocation of which to any Partner is prohibited by Paragraph A.2(a)(i), shall be reallocated to those Partners not having a deficit in their Capital Accounts (as adjusted in Paragraph A.2(a)(i)) in the proportion that the positive balance of each such Partner’s Adjusted Capital Account bears to the aggregate balance of all such Partners’ Adjusted Capital Accounts, with any remaining losses or deductions being allocated to the General Partner. Any allocations of loss and deductions under this Paragraph A.2(a)(ii) shall be offset and reversed at the earliest opportunity by reallocations of income and gain of the Partnership, as determined by the General Partner.
(b)    Special Allocations. The Partners intend that the allocation of tax attributes arising from the Partnership comply with the applicable provisions of Treas. Regs. §1.704-1(b). To conform further the allocation provisions of this Agreement to such Treas. Regs., the Partners agree that the special allocation rules contained in this Appendix “A” shall apply; provided, however, that in respect of any particular allocation, the rules contained in this Paragraph A.2 shall supersede the rules otherwise applicable under Article Five of this Agreement only to the extent necessary to cause such allocation to be respected under the Treas. Regs., and the remaining portion of such allocation shall not be affected. In the event of any inconsistency between the Treas. Regs. and the allocations contained in the provisions of Sections 5.3 and 5.4 of this Agreement, the Treas. Regs. shall govern.

Appendix “A” - Page 2

(c)    Minimum Gain Chargeback. If, during the Partnership’s fiscal year, there is a net decrease in the Partnership’s minimum gain (as determined under Treas. Regs. §1.704-2(d)), then items of income and gain of the Partnership shall be allocated to each Partner having a negative Capital Account balance at the end of such fiscal year in accordance with Treas. Regs. §1.704-2(f). This provision is intended to comply with the “minimum gain chargeback” requirement in the above referenced section of the Treas. Regs., and shall, to that extent, be interpreted consistently therewith. If during a Partnership taxable year there is a net decrease in Partner non-recourse debt minimum gain, as defined in Treas. Regs. §1.704-2(g), any Partner with a share of that Partner non-recourse debt minimum gain (determined under Treas. Regs. §1.704-2(i)(5)) as of the beginning of the year must be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Partner’s share of the net decrease in the Partner non-recourse debt minimum gain in compliance with Treas. Regs. §1.704-2(i)(4).
(d)    Qualified Income Offset. If any Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Treas. Regs. §§1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate (to the extent required by the Treas. Reg.) the total of the deficit balance in its Capital Account as adjusted in Paragraph A.2(a)(i) created by such adjustments, allocations, or distributions, provided that an allocation pursuant to this Paragraph A.2(d) shall be made if and only to the extent that such Partner would have a deficit in its Capital Account (as adjusted in Paragraph A.2(a)(i)) after all other allocations provided for in this Paragraph A.2(d) have been tentatively made as if this Paragraph A.2(d) were not in this Agreement.
(e)    Change in Treas. Regs. If any of the specific Treas. Regs. upon which the special allocations provided for in this Appendix “A” are based are hereafter changed, or if new Treas. Regs. are hereafter adopted, which changes or new Treas. Regs., in the opinion of the tax counsel retained by the Partnership, make it necessary to revise the foregoing special allocation rules or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation of net income, net losses, credits or other tax attributes otherwise provided for in Sections 5.3 and 5.4 of this Agreement would be altered as a result of a challenge thereto by the Internal Revenue Service, the Partners agree to make such reasonable amendments to this Agreement as, in the opinion of such counsel, are necessary or desirable, taking into account the interests of the Partners as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially affecting the amounts distributable to any Partner pursuant to this Agreement.
(f)    Special Rules. The allocations set forth in this Agreement shall be subject to the following special rules:
(i)    Tax Allocations. For each fiscal year, the Partnership’s items of income, loss, deduction, gain, and other items governed by Code §702(a) and comparable provisions of state and local law shall be allocated among the Partners proportionately to the allocation of net income and net losses to such Partners for such year; provided that any gain recognized from any disposition of an asset which is treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall be allocated among the Partners in the same ratio as the prior allocations of income or loss which included such depreciation

Appendix “A” - Page 3

or amortization (but, in each case, only to the extent such gain is otherwise allocable to a Partner).
(ii)    Changes in Interests. Subject to the provisions of Paragraph A.3, if the profit and/or loss sharing ratios of a Partner are adjusted during the period in question, the Partnership’s books shall be closed as of the date immediately preceding the date of such adjustment. For the period ended on such date, the net income and net losses shall be allocated based on the profit and/or loss sharing ratios in effect prior to the date of such adjustment. For the balance of such fiscal year, the net income and net losses shall be allocated based on the profit and/or loss sharing ratios as so adjusted. For purposes of the foregoing, the expenses of the Partnership shall be allocated between the two periods based upon the date when accrued; provided that amortization, depreciation, and other items attributable to specific items of property shall be deemed to accrue ratably over the period of time during which the Partnership holds the property to which such items relate.
(iii)    Imputed Interest. To the extent the Partnership has imputed interest income pursuant to any provision of the Code with respect to the obligation of a Partner to loan or contribute capital:
(1)    Such interest income shall be specially allocated to the Partner owing such obligation; and
(2)    The amount of such interest income shall be excluded from the capital contribution credited to such Partner’s Capital Account in connection with payments with respect to such obligation.
(iv)    Code §704(c). In accordance with Code §704(c) and the Treas. Regs. thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its value. In the event the fair market value of any Partnership asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its value in the same manner as under Code §704(c) and the Treas. Regs. thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner in its discretion. Allocations pursuant to this Paragraph A.2(f)(iv) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of net income, net losses, or other items or distributions pursuant to any provision of this Agreement.
(v)    Allocation Corrections. Notwithstanding any other provision of this Appendix “A”, the General Partner is hereby granted the discretion and power to correct any error in allocation provisions contained in this Agreement or any failure of such provisions to comply with the Code or Treas. Regs. promulgated thereunder, so long as such change does not materially alter the economic agreements between the Partners.
(g)    Allocations from the Liquidation of the Partnership.
(i)    After adjusting the Capital Accounts for distributions under Article Six of this Agreement and allocations under Sections 5.3 and 5.4 of this Agreement for the year,

Appendix “A” - Page 4

gain resulting from a sale (or deemed sale) of the Partnership’s assets upon the dissolution and termination of the Partnership shall be allocated to the Partners in the following order and priority:
(1)    First, if the Capital Account of any Partner has a negative balance, to such Partner to the extent of such negative balance. If the Capital Accounts of more than one Partner have a negative balance, gain, to the extent to the aggregate negative balances in the Capital Accounts of the Partners, shall be allocated to such Partners in proportion to their respective negative balances.
(2)    Second, to the Partners in accordance with their respective Interests as determined under Treas. Regs. §1.704-1(b)(3).
(ii)    After adjusting the Capital Accounts for distributions under Article Six of this Agreement and allocations under Sections 5.3 and 5.4 of this Agreement for the period, losses resulting from a sale of the Partnership’s assets upon the dissolution and termination of the Partnership shall be allocated to the Partners in the following order and priority:
(1)    First, to those Partners in the least amount necessary and to the extent possible so that the Partners’ positive Capital Account balances are as closely as possible in the ratio of their Interests, and then to all the Partners in proportion to their positive Capital Account balances until the Partners’ positive Capital Account balances are reduced to zero.
(2)    Second, to the Partners in accordance with their Interests as determined under Treas. Regs. §1.704-1(b)(3).
(iii)    The Partners intend that the allocations provided in Sections 5.3 and 5.4 of this Agreement result in the distributions required pursuant to Section 6.4 of this Agreement being in accordance with positive Capital Accounts as provided for in the Treas. Regs. under Code §704(b). However, if after giving hypothetical effect to the allocations required by this Appendix “A”, the Capital Accounts of the Partners are in such ratios or balances as would result in distributions pursuant to Section 6.4 of this Agreement not being in accordance with the positive Capital Accounts of the Partners as required by the Treas. Regs. under Code §704(b), such failure shall not affect or alter the distributions required by Section 6.4 of this Agreement. Rather, the General Partner will have the authority to make such other allocations of income, gain, loss, deduction, or credit among the Partner which, to the extent possible, will result in the Capital Account of each Partner having a balance prior to distribution equal to the amount of distributions to be received by such Partner pursuant to Section 6.4 of this Agreement.
A.3    Allocation to Transferred Interests. If any Interest in the Partnership is sold, assigned, or transferred during any accounting period in compliance with the provisions of Article Eight of this Agreement, net income, net losses, and each item thereof, and all other items attributable to the transferred Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with the closing of the books method as provided by Code §706(d) and the Treas. Regs. thereunder. Solely for purposes of making such allocations, the Partnership shall recognize such transfer not later than the end of the calendar month during which it is given notice of such transfer, provided that if the Partnership does not receive a notice stating the date such Interest was

Appendix “A” - Page 5

transferred and such other information as the General Partners may reasonably require within thirty (30) days after the end of the accounting period during which the transfer occurs, then all of such items shall be allocated to the person who, according to the books and records of the Partnership, on the last day of the accounting period during which the transfer occurs, was the owner of the Interest transferred. Neither the Partnership nor any General Partner shall incur any liability for making allocations and distributions in accordance with the provisions of this Paragraph A.3 whether or not the General Partner or any Limited Partner or the Partnership has knowledge of any transfer of ownership of any Interest. The General Partner is authorized to apply tax allocation rules other than those contained in this Paragraph A.3 to the extent that the General Partner determines that the application of the tax allocation rules contained in this Paragraph A.3 would result in a substantial mismatching of the allocation of net income or net loss attributable to a period and the distribution of cash attributable to the same period as between the transferor and transferee of the Interest transferred that could be minimized by the application of an alternative tax allocation rule, or to the extent necessary to conform the Partnership’s tax allocations to the requirements of any regulations issued by the Treasury Department or rulings of the Internal Revenue Service.
A.4    Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any taxable year or other period shall be specially allocated to the Partner who bears the risk of loss with respect to the liability to which the Partner Nonrecourse Deduction is attributable in accordance with Treas. Regs. §1.704-2(i).

Appendix “A” - Page 6

APPENDIX “B”

TO THE AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF THE SAINT MARY, L.P.
Definitions

“9% Return” is defined in Section 4.4(a).
“11% Return” is defined in Section 4.4(b).
“Adjusted Capital Account” is defined in Paragraph A.1(b) of Appendix “A.”
“Adjusted Capital Account Deficit” is defined in Paragraph A.1(c) of Appendix “A.”
“Adjusted Capital Interest(s)” is defined in Section 4.2(c).
“Adjusted Initial Capital Contributions” is defined in Section 4.2(c).
“Affiliates” means a Partner and any person that directly or indirectly controls, is controlled by, or is under common control with the person in question, or, in the case of a corporation, any entity succeeding to the interest of such corporation, provided that not less than fifty-one percent (51%) of the ownership interest in such entity is held by one or more persons who had held a majority interest in such corporation As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise and the term “person” means any individual, corporation, association, limited liability company, joint venture, real estate investment trust, other trust estate or other entity or organization. “Affiliate” shall also include the spouse, parents, children, grandchildren and siblings of an Affiliate, a Partner or his or her spouse, as well as a trust, limited liability company, or corporation whose sole beneficiaries or owners are the family members described herein.
“Agreed Asset Value” is defined in Section 8.16(d)(i).
“Agreed Equity Value” is defined in Section 8.16(d)(i).
“Agreement” is defined in the Introductory Paragraph.
“Asking Price” is defined in Section 8.9(b).
“Asset Management Agreement” is defined in Section 7.10.
“Asset Management Fee” is defined in Section 7.10.
“Business” is defined in Section 2.1.
“Buy-out Request” is defined in Section 8.9(b).
“Buying Partner” is defined in Section 8.6.

Appendix “B” - Page 1

“Capital Account” is defined in Paragraph A.1(a) of Appendix “A.”
“Capital Contributions” is defined in Section 4.2.
“Capital Interests” or “Capital Interest” is defined in Section 4.1.
“Certificate” is defined in the Recitals.
“Class A Limited Partner” is defined in the Introductory Paragraph.
“Class A Option Period” is defined in Section 7.10.
“Class B Limited Partners” or “Class B Limited Partner” is defined in the Introductory Paragraph.
“Closing Costs” is defined in Section 8.17(d).
“Code” is defined in Section 5.1.
“Combined Group” is defined in Section 10.7.
“Combined Group Reporting Agreement” is defined in Section 10.13.
“Combined Report Year” is defined in Section 10.7.
“Comptroller” is defined in Section 10.10.
“Computed Value” is defined in Section 8.16(d)(i).
“Consent to Transfer” is defined in Section 8.9.
“Construction Contract” is defined in Section 4.3(b).
“Construction Contract Guarantee Contributions” is defined in Section 4.3(b).
“Consultant’s Asset Valuation” is defined in Section 8.16(d)(ii).
“Contracted Improvements” is defined in Section 4.3(b).
“Cost Overrun” is defined in Section 4.3(b).
“Development Management Agreement” is defined in Section 7.10.
“Development Management Fee” is defined in Section 7.10.
“Distribution Interests” or “Distribution Interest” is defined in Section 4.1.
“Effective Date” is defined in the Introductory Paragraph.
“Event of Default” is defined in Section 13.1.
“Excess Combined Return Tax” is defined in Section 10.8.

Appendix “B” - Page 2

“Exercising Parties” is defined in Section 8.7.
“Firm” is defined in Section 12.4.
“General Partner” is defined in the Introductory Paragraph.
“General Interest Rate” is defined in Section 4.5.
“Guarantor Releases” is defined in Section 7.13.
“Gross Computed Value” is defined in Section 8.16(d)(ii).
“Initial Capital Contributions” is defined in Section 4.2.
“Interest(s)” is defined in Section 4.1.
“Interim Period” is defined in Section 8.18.
“Lender” is defined in Section 2.3.
“LIBOR” is defined in Section 4.5(a).
“Limited Partners” or “Limited Partner” is defined in the Introductory Paragraph.
“Loan Offering Period” is defined in Section 4.5(b).
“Net Cash Flow” is defined in Section 6.1.
“Notice” is defined in Section 8.12.
“Offered Interest” is defined in Section 8.3.
“Offering Partner” is defined in Section 8.3.
“Operating Deficit” is defined in Section 4.5.
“Operating Loan(s)” is defined in Section 4.5.
“Operating Loan Funding Notice” is defined in Section 4.5(b).
“Operating Loan Offer Notice” is defined in Section 4.5(b).
“Option Period” is defined in Section 8.4.
“Organization Date” is defined in the Recitals.
“Partner” or “Partners” is defined in the Introductory Paragraph.
“Partnership” is defined in the Recitals.
“Partnership Agreement” is defined in the Recitals.

Appendix “B” - Page 3

“Partnership Representative” is defined in Section 10.4.
“Paying Group Partner” is defined in Section 10.8.
“Permitted Assignee” is defined in Section 8.2.
“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, trust, estate, custodian, trustee, executor, administrator, nominee, representative, unincorporated organization, sole proprietorship, employee benefit plan, tribunal, governmental entity, department, or agency, or other entity.
“Proceeding” is defined in Section 7.11(a).
“Property” is defined in Section 2.1.
“Proprietary Information” is defined in Section 7.15(a).
“Purchase Price” is defined in Section 8.4.
“Qualified Transferee” is defined in Section 8.1.
“Real Property” is defined in Section 2.1.
“Regulatory Allocations” are defined in Section 5.5.
“Remaining Interest” is defined in Section 8.6.
“Represented Parties” is defined in Section 12.4.
“ROFR Notice” is defined in Section 8.9.
“Sale Proceeds” is defined in Section 6.4.
“Selling Partner” is defined in Section 8.9(b).
“Separate Return Tax” is defined in Section 10.8.
“Skybeck” is defined in Section 4.3(b).
“Spouse” is defined in Section 8.2.
“Tax Payment Amount” is defined in Section 10.4(d).
“TBOC” is defined in Section 1.1.
“Transactions” is defined on Exhibit “D.”
“Transfer” is defined in Section 8.1.
“Transfer Notice” is defined in Section 8.3.

Appendix “B” - Page 4

“Treas. Regs” is defined in Section 5.1.
“Unreturned 9% Return” is defined in Section 4.2(c).
“Unreturned 11% Return” is defined in Section 4.2(c).
“Unreturned Adjusted Initial Capital Contributions” is defined in Section 4.2(c).
“Unreturned Initial Capital Contributions” is defined in Section 4.2(c).
“Valuation Consultant” is defined in Section 8.16(d)(ii).
“Valuation Date” is defined in Section 8.16.
“Voting Interests” or “Voting Interest” is defined in Section 4.1.

Appendix “B” - Page 5